Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
FI Enhanced Big Cap Growth ETN due June 13, 2022	$100,000,000.00	$11,460.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Amendment No. 1 dated September 28, 2012*

FINAL PROSPECTUS SUPPLEMENT

(To Prospectus dated January 11, 2012)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-178960

$200,000,000 UBS AG FI Enhanced Big Cap Growth ETN due June 13, 2022

The UBS AG FI Enhanced Big Cap Growth ETN (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”). The Securities provide two times leveraged exposure to the performance of the Russell 1000® Growth Index Total Return (the “Index”), reduced by (i) the Index Adjustment Factor based on a spread of 0.13% per annum (applied to the full leveraged exposure of the Securities) and (ii) the Redemption Fee upon exercise of your right to require UBS to redeem your Securities. If an Early Redemption Event occurs, your Securities will be redeemed and a Redemption Fee will apply. Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event if the leveraged return of the Index is not sufficient to offset the negative effect of the Index Adjustment Factor, the Redemption Fee and if applicable, Reduction Fee if Rebalance Events occur. In addition, the Securities are two times leveraged with respect to the Index and, as a result, will benefit from two times any beneficial increase, but will be exposed to two times any adverse, performance of the Index. You will receive a cash payment at maturity or upon exercise of the UBS Call Right, based on the leveraged performance of the Index less the Index Adjustment Factor, as described herein. You will receive a cash payment upon acceleration due to an Early Redemption Event or on exercise of your right to require UBS to redeem your Securities on any Redemption Date based on the leveraged performance of the Index less the Index Adjustment Factor and the Redemption Fee, as described herein. If the Index Level falls below the Rebalance Trigger, a deleveraging of the Securities will occur and a Reduction Fee will apply. Payment on the Securities is subject to the creditworthiness of UBS. In addition, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, exercise of your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due to an Early Redemption Event. The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	June 8, 2012

Initial Settlement Date:	June 13, 2012

Term:	10 years, subject to your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due an Early Redemption Event, each as described below.

Maturity Date:	June 13, 2022, subject to adjustments upon the occurrence of a Market Disruption Event.

Principal Amount:	$25.00 per Security

Index:	The returns on the Securities are linked to the performance of the Russell 1000® Growth Index Total Return. The Russell 1000® Growth Total Return Index is designed to track the performance of the large-capitalization segment of the U.S. equity market. The Index is a total return index. For a detailed description of the Index, see “Russell 1000® Growth Index Total Return and Russell 1000® Growth Index” beginning on page S-28.

Payment at Maturity:	For each Security, unless earlier redeemed, called or accelerated, you will receive at maturity a cash payment equal to the Cash Settlement Amount as of the Final Valuation Date. If the amount so calculated is less than zero, the payment at maturity will be zero. On the Maturity Date, there will be no Redemption Fee payable.

UBS Call Right:	On any Business Day on or after June 8, 2014 through and including the fourth scheduled Trading Day preceding the Final Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise the UBS Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. In the event UBS exercises this right, you will receive a cash payment equal to the Cash Settlement Amount, which will be calculated as described herein and paid on the Call Settlement Date. If the amount so calculated is less than zero, the payment upon exercise of the UBS Call Right will be zero. Upon exercise of the UBS Call Right, there will be no Redemption Fee payable.

See “Risk Factors” beginning on page S-19 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this final prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are intended for sophisticated investors. Accordingly, the Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in leveraged investments. Investors should actively and frequently monitor their investments in the Securities, even intra-day.

UBS Investment Bank	(cover continued on next page)

Amendment No. 1 to the Final Prospectus Supplement dated September 28, 2012

Cash Settlement Amount:	On the Maturity Date, Call Settlement Date upon a UBS Call Right or Acceleration Settlement Date upon an Early Redemption Event, a cash payment equal to (a) the product of (i) the Principal Amount times (ii) the Index Factor as of the Valuation Date minus (b) the Redemption Fee, if applicable.

Redemption Amount:	Subject to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders,” you may exercise of your right to require UBS to redeem your Securities and you will receive per Security a cash payment on the relevant Redemption Date equal to the Cash Settlement Amount. The “Redemption Date” is the third Business Day following the Valuation Date. Upon your exercise of the your right to require UBS to redeem your securities, there will be a Redemption Fee payable.

Redemption Fee:	If you elect to have UBS redeem your securities or an Early Redemption Event occurs, $0.0125 per Security.

Acceleration upon

Early Redemption Event:	If (i) the Index Level at any time (including any intraday level) is less than 384.6970, which as of the Initial Trade Date is 70% of the Starting Level, or (ii) the Intraday Indicative Value of the Securities is $5.00 or less (an “Early Redemption Event” and such day, the “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS and you will receive a cash payment on the Acceleration Settlement Date equal to the Cash Settlement Amount. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable. The “Acceleration Settlement Date” will be the third Business Day following the Acceleration Date.

Index Factor:	1 + (Index Performance Ratio)

Index Performance Ratio:	On any Valuation Date:

(a) the Leverage Factor multiplied by the (b) Index Return minus the Index Adjustment Factor.

Where:

The “Leverage Factor” is equal to 2 on the Initial Trade Date.

The “Index Return” is:

Ending Level – Starting Level
Starting Level

The “Index Adjustment Factor” is a rate equal to 3-month USD LIBOR + 0.13% calculated on the basis of the actual number of calendar days elapsed in each quarterly period divided by 360 and compounded quarterly during the term of the Securities and is applied to the full leveraged exposure of the Securities.

Starting Level:	549.5672, which is the closing Index Level on the Initial Trade Date.

Ending Level:	(i) for the Maturity Date or upon exercise of the UBS Call Right, the average of the closing Index Levels determined for the three preceding scheduled Trading Days ending on and including the applicable Valuation Date, (ii) on exercise of your right to require UBS to redeem your Securities, the closing Index Level on the Valuation Date that the redemption conditions are met, or alternatively, the Index Constituent VWAP for the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Early Redemption at the Option of the Holders”; or (iii) if an Early Redemption Event occurs, the closing Index Level or the Index Constituent VWAP for the designated time intervals specified under “Specific Terms of the Securities — Acceleration upon Early Redemption Event — Early Redemption Event Ending Level Determination Schedule.” In all cases the computation of Ending Level may be delayed upon to the occurrence of a Market Disruption Event.

Index Constituent VWAP:	For the time interval as described under the definition of Ending Level, the average of the volume weighted average price of each Index Constituent as published on the Bloomberg page for each index constituent ticker <Equity> VAP <Go> or any successor page, weighted by the then-applicable weight published by the Index Calculation Agent for that time interval.

Index Level:	For the Index and a Trading Day, (i) when the closing level of the Index is specified as applicable, the closing level on such day on the applicable Bloomberg Professional© (“Bloomberg”) page RU10GRTR <Index> <Go> or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, (a) the closing Index Level on the prior Trading Day multiplied by (b) the Intraday Index Level for that time divided by the closing level of the Intraday Index on the Trading Day prior to such date.

(cover continued on next page)

Intraday Index Level:	For the Russell 1000® Growth Index (the “Intraday Index”) and a Trading Day, (i) when the closing level of the Intraday Index is specified as applicable, the closing level of the Intraday Index on such day as published on the Bloomberg page RLG <Index><Go> or any successor page, or in the case of any successor thereto, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, the level of the Intraday Index as published for that time on that Bloomberg page or relevant successor.

Valuation Date:	(i) with respect to the Maturity Date, June 8, 2022, or the following Trading Day if not a scheduled Trading Day (the “Final Valuation Date”), (ii) upon exercise of the UBS Call Right, the third Trading Day prior to the Call Settlement Date, (iii) on exercise of your right to require UBS to redeem your Securities, the Trading Day that the redemption conditions are met, or alternatively, the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Redemption Procedures”, and (iv) if the Securities are subject to acceleration due to an Early Redemption Event, the Trading Day on which the Calculation Agent is scheduled to complete the computation of the Ending Level. In all cases Market Disruption Events may postpone the Valuation Date.

Rebalance Event:	If the Index Level at any time (including any intraday level) prior to and including the fourth Trading Day preceding the Final Valuation Date is less than 439.6538, which on the Initial Trade Date is 80% of the Starting Level (a “Rebalance Event” and such day, a “Rebalance Date”), the Calculation Agent will make adjustments to the Cash Settlement Amount formula, Early Redemption Level, Rebalance Trigger and other relevant terms of the Securities, as described under “Specific Terms of the Securities – Rebalance Event.” Upon the occurrence of each Rebalance Event, you will incur a $0.0125 fee per Security.

Rebalance Events can occur multiple times. Each Rebalance Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event. That is, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This also means that you would not recover your investment even should the Index Level increase back to its Starting Level. In addition, each time a Rebalance Event occurs, you will incur a $0.0125 fee per Security. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due to an Early Redemption Event.

Calculation Agent:	UBS Securities LLC

Index Calculation Agent:	Russell Investment Group

Listing:	The Securities have been approved for listing on the NYSE Arca, subject to official notice of issuance, under the symbol “FBG”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

CUSIP Number:	90267L508

ISIN Number:	US90267L5084

Additional Key Terms:	See “Prospectus Supplement Summary – Additional Key Terms” on page S-6.

On the Initial Trade Date, we sold $51,153,750 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Index Adjustment Factor. Please see “Supplemental Plan of Distribution” on page S-64 for more information.

In addition, UBS Securities LLC or another of our affiliates may use this final prospectus supplement (the “prospectus supplement”) in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

*

This Amendment No. 1 to the prospectus supplement dated June 8, 2012 (as amended, the “prospectus supplement”) is being filed for the purpose of updating the (i) aggregate Principal Amount and (ii) “Russell 1000® Growth Index Total Return and Russell 1000® Growth Index.” Otherwise all terms of the Securities remain as stated in the prospectus supplement.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

This prospectus supplement contains the specific financial and other terms that apply to the Securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated January  11, 2012 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUPPLEMENT SUMMARY	S-1
HYPOTHETICAL EXAMPLES	S-12
RISK FACTORS	S-19
RUSSELL 1000® GROWTH INDEX TOTAL RETURN AND RUSSELL 1000® GROWTH INDEX	S-28
VALUATION OF THE INDEX AND THE SECURITIES	S-36
SPECIFIC TERMS OF THE SECURITIES	S-38
USE OF PROCEEDS AND HEDGING	S-55
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	S-56
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-62
SUPPLEMENTAL PLAN OF DISTRIBUTION	S-64

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer.	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are unsubordinated, unsecured medium-term notes issued by UBS. The Securities have a leveraged return linked to the performance of the Index.

The Index provides a benchmark for investors interested in tracking the performance of the large-capitalization segment of the U.S. equity market. The Index is a total return index. For a detailed description of the Index, see “Russell 1000® Growth Index Total Return Index and Russell 1000® Growth Index” beginning on page S-28.

We refer to the securities included in the Index as the “Index Constituents.”

The Securities do not guarantee any return of principal at, or prior to, maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due to an Early Redemption Event.

Instead, at maturity, you will receive a cash payment equal to, for each Security, the Cash Settlement Amount as of the Final Valuation Date. If the amount calculated above is less than zero, the payment at maturity will be zero. On the Maturity Date, there will be no Redemption Fee payable.

You may lose some or all of your investment at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due to an Early Redemption Event. Because the return on your Securities is reduced by (or losses increased by) the Index Adjustment Factor, a Redemption Fee and, if applicable, a Reduction Fee upon Rebalance Event, the leveraged return of the Index will need to be sufficient to offset the negative effect of these fees and expenses over the relevant period in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the leveraged return of the Index is insufficient to offset such a negative effect, or the leveraged return of the Index is negative, you will lose some or all of your investment at maturity. See “Specific Terms of the Securities — Cash Settlement Amount on the Maturity Date” beginning on page S-41.

The Securities seek to approximate the return that might be available to investors through a leveraged “long” investment in the equity securities of the Index Constituents. A leveraged “long” investment strategy involves the practice of borrowing money from a third party lender at an agreed-upon rate of interest and using the borrowed money together with investor capital to purchase assets (e.g., equity securities). A leveraged “long” investment strategy terminates with the sale of the underlying assets and repayment of the third party lender, provided that the proceeds of the sale of underlying assets are sufficient to repay the loan. By implementing a leveraged strategy, the leveraged investor seeks to benefit from an anticipated increase in the value of the assets between the purchase and sale of such assets, and assumes that the increase in value of the underlying assets will exceed the cumulative interest due to the third party lender over the term of the loan. In order to seek to replicate a leveraged “long” investment strategy in the equity securities of the Index Constituents, the Securities provide that each $25 invested by investors on the Initial Trade Date is leveraged through a notional loan of $25 on the Initial Trade Date. Investors are thus considered to have notionally borrowed $25, which, together with the $25 invested, represents a notional investment of $50 in the equity securities of the Index Constituents on the Initial Trade Date.

During the term of your Securities, the formula that determines the amount payable on your Securities will apply the Index Adjustment Factor to reduce the amount of your return (or increase your loss) on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date. This reduction (which is applied to the full leveraged exposure of the Securities) represents, among other things, financing charges for the benefit of UBS which seeks to represent the monthly amount of interest that leveraged investors might incur if they sought to borrow funds at a similar rate from a third-party lender. It is important to note, however, that to use the above example, that the Index Adjustment Factor accrues on the total leveraged exposure of $50, rather than just the $25. On the Maturity Date, Call Settlement Date or Redemption Date, the investment in the equity securities of the Index Constituents is notionally sold at the then-current values of the equity securities, and the investor then notionally repays UBS an amount equal to the principal of the notional loan plus accrued interest and other fees. In order to mitigate the risk to UBS that the value of the equity securities of the Index Constituents is not sufficient to repay the principal and interest of the notional loan, an automatic early termination of the Securities is provided for under the “Acceleration upon Early Redemption Event” provisions hereunder.

Leverage Factor: On the Initial Trade Date, the Leverage Factor is 2.0 which means the Securities represent a notional investment of $50 in the equity securities of the Index Constituents on the Initial Trade Date. If the Index Level at any time (including any intraday level) decreases beneath a threshold, a Rebalance Event will occur. See Specific Terms of the Securities — Rebalance Event.

Index Adjustment Factor: The Index Adjustment Factor is a rate equal to (i) 3-Month USD LIBOR plus (ii) 0.13% (applied to the full leveraged exposure of the Securities), calculated on the basis of the actual number of calendar days elapsed in each quarterly period divided by 360 and compounded quarterly during the term of the Securities. On the Initial Trade Date, the Index Adjustment Factor will equal $0. The Index Adjustment Factor is applied to the full leveraged exposure of the Securities and will reduce the amount of your return (or increase your loss) on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date; the level of the Index must therefore increase sufficiently in order for you to receive an amount equal to or greater than your initial investment in the Securities on the Maturity Date or other applicable settlement date. The Index Adjustment Factor seeks to compensate UBS for providing investors with the potential to receive a leveraged participation in movements in the Index Level and among other things, compensate UBS for financing costs that investors may have otherwise incurred had they sought to borrow funds at a similar rate from a third party to invest in the Securities. These charges accrue on a daily basis during the applicable period.

The Index Adjustment Factor is based on 3-Month USD LIBOR which is the London interbank offered rate (British Banker’s Association) for three-month deposits in U.S. Dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding quarterly period. “LIBOR Business Day” means any Trading Day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

What is the Cash Settlement Amount and what does it determine?

On the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date, as applicable, for each Security you will receive a cash payment equal to the Cash Settlement Amount. In addition, during the term of your Securities the value of the Cash Settlement Amount is expected to have the largest impact on the value of your Securities. On the Initial Trade Date the Cash Settlement Amount equals $25.00, which is also the “Principal Amount” of each Security.

The formula for the Cash Settlement Amount equals (a) the product of (i) the Principal Amount times (ii) the Index Factor as of the relevant Valuation Date minus (b) the Redemption Fee, if you elect to have UBS redeem your securities or if an Early Redemption Event occurs. After the Initial Trade Date, the Cash Settlement Amount will vary with the Index Level to levels which may be significantly higher or lower than the Principal Amount.

The “Index Factor” will be calculated as follows:

1 + (Index Performance Ratio)

The “Index Performance Ratio” on any Valuation Date will equal (a) the Leverage Factor multiplied by the (b) Index Return minus the Index Adjustment Factor.

Expressed as a formula:

Leverage Factor x (Index Return - Index Adjustment Factor)

Where:

The “Index Return” is the quotient of (i) the Ending Level of the Index minus the Starting Level of the Index, divided by (ii) the Starting Level of the Index. Expressed as a formula:

Ending Level – Starting Level
Starting Level

The “Starting Level” is 549.5672 the closing Index Level on the Initial Trade Date.

The “Ending Level” is (i) for the Maturity Date or upon exercise of the UBS Call Right, the average of the closing Index Levels determined for the three preceding scheduled Trading Days ending on and including the applicable Valuation Date, (ii) on exercise of your right to require UBS to redeem your Securities, the closing Index Level on the Valuation Date that the redemption conditions are met, or alternatively, the Index Constituent VWAP for the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Early Redemption at the Option of the Holders”; or (iii) if an Early Redemption Event occurs, the closing Index Level or the Index Constituent VWAP for the designated time intervals specified under “Specific Terms of the Securities — Acceleration upon Early Redemption Event — Early Redemption Event Ending Level Determination Schedule.” In all cases the computation of Ending Level may be delayed upon to the occurrence of a Market Disruption Event.

The “Valuation Date” is (i) with respect to the Maturity Date, June 8, 2022, or the following Trading Day if not a scheduled Trading Day (the “Final Valuation Date”), (ii) upon exercise of the UBS Call Right, the third Trading Day prior to the Call Settlement Date, (iii) on exercise of your right to require UBS to redeem your Securities, the Trading Day that the redemption conditions are met, or alternatively, the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Redemption Procedures”, and (iv) if the Securities are subject to acceleration due to an Early Redemption Event, the Trading Day on which the Calculation Agent is scheduled to complete the computation of the Ending Level. In all cases Market Disruption Events may postpone the Valuation Date.

The “Index Constituent VWAP” means for the time interval described in the definition of Ending Level, the average of the volume weighted average price of each Index Constituent as published on the Bloomberg page for each Index constituent ticker <Equity> VAP <Go> or any successor page, weighted by the then-applicable weight published by the Index Calculation Agent for that time interval.

The “Index Level” means, for the Index and a Trading Day, (i) when the closing level of the Index is specified as applicable, the closing level on such day on the applicable Bloomberg Professional© (“Bloomberg”) page RU10GRTR <Index> <Go> or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, (a) the closing Index Level on the prior Trading Day multiplied by (b) the Intraday Index Level for that time divided by the closing level of the Intraday Index on the Trading Day prior to such date.

The “Intraday Index Level” means, for the Intraday Index and a Trading Day, (i) when the closing level of the Intraday Index is specified as applicable, the closing level of the Intraday Index on such day as published on the Bloomberg page RLG <Index><Go> or any successor page, or in the case of any successor thereto, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, the level of the Intraday Index as published for that time on that Bloomberg page or relevant successor.

The “Redemption Fee” is, if you elect to have UBS redeem your securities or an Early Redemption Event occurs, $0.0125 per Security. The Redemption Fee will reduce the amount of your return (or increase your loss) upon an early redemption.

A “Trading Day” is a Business Day on which trading is generally conducted on the primary exchange(s) for the Index Constituents, as determined by the Calculation Agent.

You could lose all or a substantial portion of your investment in your Securities. In particular, because your Securities contain a leverage component, any decline in the Ending Level of the Index relative to its Starting Level will result in a significantly greater decrease in the amount payable under the Securities. In addition the Cash Settlement Amount is reduced by an Index Adjustment Factor, a Redemption Fee and, if applicable, a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) of the Securities. Consequently, the amount payable under the Securities on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date could be substantially less than your initial investment and may even be zero. If a Rebalance Event occurs, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This means that you would not recover your investment even should the Index Level increase back to its Initial Trade Date level.

Early Redemption

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities) on any Trading Day during the period from, and including, the first Business Day following the Initial Settlement Date to, and including the earlier of the occurrence of an Early Redemption Event and four scheduled Trading Days prior to the Final Valuation Date or, if earlier, the Call Settlement Date. If you elect to have your Securities redeemed and have done so under the redemption procedures described under “Specific Terms of the Securities — Redemption Procedures,” you will receive payment for your Securities on the Redemption Date. Upon your exercise of the your right to require UBS to redeem your securities, there will be a Redemption Fee payable. If you redeem your Securities, you will receive a cash payment per Security equal to the amount set forth under “Specific Terms of the Securities — Cash Settlement Amount”. We refer to such amount as the Redemption Amount. We will inform you of the Redemption Amount on the first Business Day preceding the Redemption Date. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Valuation Date (the “Redemption Date”). If a Market Disruption Event is

continuing or occurs on the applicable scheduled Valuation Date with respect to the Index or any of the Index Constituents, as applicable, such Valuation Date may be postponed as described under “Specific Terms of the Securities — Market Disruption Events” beginning on page S-47.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a notice of redemption to UBS via email no later than 12:00 noon (New York City time) on the Trading Day you wish to be the applicable Valuation Date and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See also “Description of the Debt Securities We May Offer — Redemption and Repayment” in the accompanying prospectus.

UBS Call Right

We have the right to redeem all, but not less than all, of the issued and outstanding Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day that we may specify on or after June 8, 2014 through and including the fourth scheduled Trading Day preceding the Final Valuation Date. The day we redeem your Securities is referred to as the “Call Settlement Date”.

In the event UBS exercises this right, you will receive a cash payment per Security on the relevant Call Settlement Date equal to the amount set forth under “Specific Terms of the Securities — Cash Settlement Amount”. Upon exercise of the UBS Call Right, there will be no Redemption Fee payable. We will inform you of the Cash Settlement Amount on the first Business Day preceding the Call Settlement Date.

See also “Description of the Debt Securities We May Offer — Redemption and Repayment” in the attached prospectus.

Acceleration Upon Early Redemption Event

If at any time (including any intraday level) (i) the Index Level is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less (in each case, an “Early Redemption Event” and such day, the “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS, and you will receive a cash payment on the Acceleration Settlement Date equal to the amount set forth under “Specific Terms of the Securities — Cash Settlement Amount”. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable.

The “Early Redemption Level” is 384.6970, which is 70% of the Starting Level, subject to adjustment in the case of a Rebalance Event as described under “Specific Terms of the Securities — Rebalance Event.”

The “Acceleration Settlement Date” will be the third Business Day following the Acceleration Date.

The Cash Settlement Amount upon an Early Redemption Event will be substantially less than your initial investment and may even be zero. In addition, the Cash Settlement Amount following an Early Redemption Event is reduced by an Index Adjustment Factor, a Redemption Fee and, if applicable, a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) of the Securities. Moreover, the occurrence of an Early Redemption Event will terminate your ability to participate in any recovery of the Index subsequent to the Early Redemption Event.

Rebalance Event

A Rebalance Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event. That means that after the Rebalance Event, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This also means that you would not recover your investment even should the Index Level increase back to its Starting Level. In addition, each time a Rebalance Event occurs, you will incur a $0.0125 fee per Security.

Additional Key Terms

Intraday Indicative Value:	An intraday indicative value meant to approximate the intrinsic economic value of the Securities calculated by the NYSE and published on Bloomberg (based in part on information provided by the Index Calculation Agent) or a successor via the facilities on the Consolidated Tape Association under the symbol “FBGIV”. The term “Intraday Indicative Value” refers to the value at a given time and date equal to the product of (i) the Principal Amount and (ii) the Index Factor as of any date and time of determination. After the occurrence of a Rebalance Event, the Intraday Indicative Value will equal the Adjusted Cash Settlement Amount (assuming no Redemption Fee). All computations of an Intraday Indicative Value will assume the full accrual of the Index Adjustment Factor on and prior to such day.

Index Calculation Agent:	Russell Investment Group

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-19.

➢

Risk of loss and leveraged downside exposure — You can lose all or substantially all of your investment in the Securities. In addition to being subject to the Index Adjustment Factor, a Redemption Fee upon an Early Redemption and a Reduction Fee upon a Rebalance Event, to the extent that the Ending Level declines below the Starting Level, your loss is doubled, and the return on the Securities will decline at a rate that will exceed the rate of decline of the Index or the Index Constituents. If the Index Return is positive, but the increase in the level of the Index is insufficient to offset the effect of these fees and other reductions, you will have a loss on your investment in the Securities.

➢

Leverage risk of the Securities — The Securities are two times leveraged with respect to the Index, which means that you will benefit two times from any beneficial, but will be exposed to two times any adverse, performance of the Index, before the negative effect of the Index Adjustment Factor, any Redemption Fee or the Reduction Fee upon a Rebalance Event.

➢

Increased sensitivity to market risk — The return on the Securities is linked to the performance of the Index and indirectly linked to the value of the Index Constituents. Because your investment in the Securities contains a leverage component, changes in the level of the Index or Intraday Index will have a greater impact on the amount payable on your Securities. In particular, any decrease in the closing Index Level or level of the Intraday Index as of the applicable Valuation Date will result in a significantly greater decrease in the amount payable under the Securities on the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date.

➢

The Index Adjustment Factor, Redemption Fee and Reduction Fee may have a negative effect on the return potential of the Securities — The calculation of the Cash Settlement Amount includes an Index Adjustment Factor, a Redemption Fee (upon any early redemption) and, if applicable, a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) of the Securities. It is important to note that the Index Adjustment Factor accrues on the total leveraged exposure of the Securities, rather than just the amount of leverage. Therefore, if the Index Return is positive, but the increase in the level of the Index is insufficient to offset the effect of the Index Adjustment Factor, the Redemption Fee or the Reduction Fee, if applicable, you will have a loss on your investment in the Securities.

➢

The Securities may be subject to an automatic acceleration upon an Early Redemption Event that may terminate your leveraged exposure to the Index — The Securities will be automatically redeemed early if (i) the Index Level at any time at which a Market Disruption Event is not occurring is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less. If the Securities are redeemed early due to an Early Redemption Event, you will receive an amount that will likely be significantly less than the Principal Amount of your Securities and could be zero. You will not be entitled to any further payments after the Acceleration Date, including any payment at maturity, even if the level of the Index increases substantially subsequent to the occurrence of the Early Redemption Event.

➢

Whether an Early Redemption Event or a Rebalance Event occurs and the value of your Securities upon an Early Redemption Event are based on intraday levels — The Index Level, which is used to determine whether an Early Redemption Event or Rebalance Event has occurred, will be based on intraday levels of the Intraday Index. Therefore, because the intraday low levels may be less than or equal to the closing Index Level, it is more likely that an Early Redemption Event or Rebalance Event will occur than if the Index Level were based solely on closing levels. Moreover, upon the occurrence of an Early Redemption Event or, in some situations, upon exercise of your right to require UBS to redeem the Securities, the Ending Level and therefore the Cash Settlement Amount of your Securities generally will be based on the Index Constituent VWAP for a specified period following the occurrence of the Early Redemption Event.

➢

Upon the occurrence of a Rebalance Event, the Securities will be deleveraged — A Rebalance Event, which may occur multiple times, will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event. Therefore, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This effect may be magnified if multiple Rebalance Events occur. This also means that you would not recover your investment even should the Index Level increase back to its Initial Trade Date level. In addition, each time a Rebalance Event occurs, you will incur a $0.0125 fee per Security. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date.

➢

Credit of issuer — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain the listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion.

➢

Redemption Fee — On exercise of your right to require UBS to redeem your Securities on any Redemption Date or on acceleration due to an Early Redemption Event you will incur a Redemption Fee equal to $0.0125 fee per Security which will reduce the amount of your return (or increase your loss) on the Securities.

➢

Redemption limitations — You must elect to redeem at least 50,000 of your Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. However, if there are valid redemption requests for more than 2,000,000 Securities on or prior to 2:00 p.m. (New York City time) on a selected Trading Day, the applicable Valuation Date will be the following Trading Day. The Ending Level will be the Index Constituent VWAP for such Valuation Date instead of the closing Index Level on such Valuation Date.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Valuation Date. You will not be able to rescind your election to redeem your Securities after your confirmation of redemption is received by the redemption agent. Accordingly, you will be exposed to market risk in the event market conditions change after the redemption agent receives your offer and before the redemption amount is determined on the applicable valuation date. If an Early Redemption Event occurs prior to a Valuation Date associated with a Redemption Date for the Securities, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

➢

UBS Call Right — On or after June 8, 2014, UBS may elect to redeem all outstanding Securities, as described under “Specific Terms of the Securities — UBS Call Right” beginning on page S-43. If UBS exercises its Call Right, the Cash Settlement Amount paid on the Call Settlement Date may be less than your initial investment in the Securities.

➢	No interest payments from the Securities — You will not receive any interest payments or other distributions on the Securities.

➢

The payment on the Securities may be linked to the Index Constituent VWAP, not just to the closing Index Level — In some instances your payment at maturity or upon early redemption is linked to the performance of the Index Constituent VWAP. Although the Index Constituent VWAP is intended to track the performance of the Index, the calculation of the Index Constituent VWAP is different from the calculation of the official closing Index Level. Therefore, the payment at maturity or upon early redemption of your Securities, may be different from the payment you would receive if such payment were determined by reference to the official closing Index Level. The Index Constituent VWAP may not necessarily correlate with the closing levels or intraday levels of the Index or the Intraday Index Level.

➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any Index Constituents and/or over the counter options, futures or other instruments with return linked to the performance of the Index or the Index Constituents, may adversely affect the Index Constituent VWAP, and level(s) of the Index and Intraday Index and, therefore, the market value of the Securities.

➢

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of Index Constituent stocks comprising the Index or Intraday Index, or trading activities related to the Index, Intraday Index or any Index Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Securities. The Calculation Agent, an affiliate of the Issuer, will determine the payment at maturity of the Securities based on observed levels of the Index and the Intraday Index. The Calculation Agent can postpone the determination of the Ending Level or the Maturity Date if a Market Disruption Event occurs and is continuing on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

The Securities may be a suitable investment for you if:

➢	You seek leveraged exposure to the positive and negative returns of the Index.

➢	You understand the consequences of seeking leveraged investment results generally, and you intend to actively monitor and manage your investment.

➢	You believe that the level of the Index will increase sufficiently over the term of the Securities to offset the negative effect of the Index Adjustment Factor and any Redemption Fee or Reduction Fee.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after June 8, 2014.

➢	You are willing to hold securities that have a long-term maturity (10 years).

➢	You are willing to hold the Securities to maturity but can tolerate an Early Redemption Event or Rebalance Event, which will likely result in a significant or complete loss on your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You are not seeking leveraged exposure to the performance of the Index.

➢	You do not understand the consequences of seeking leveraged investment results generally, and you do not intend to actively monitor and manage your investment.

➢

You believe that the level of the Index will decrease over the term of the Securities or will not increase sufficiently to offset the negative effect of the Index Adjustment Factor and any Redemption Fee or Reduction Fee.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that may be redeemed early by UBS, pursuant to the UBS Call Right, on or after June 8, 2014.

➢	You are not willing to hold securities that have a long-term maturity (10 years).

➢	You are not willing to forgo voting rights and other attributes of owning the Index Constituents.

➢

You are unable or unwilling to hold the Securities to maturity or cannot tolerate an Early Redemption Event or Rebalance Event, which will likely result in a significant or complete loss on your investment.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The closing Index Level is calculated by the Index Calculation Agent and disseminated by NYSE at the end of each Trading Day. The level of the Intraday Index is calculated by the Index Calculation Agent and disseminated by the NYSE approximately every fifteen seconds (assuming the level of the Index has changed within such fifteen-second interval) from 9:30 a.m. to 4:20 p.m., New York City time, and a daily closing level is published at approximately 4:00 p.m., New York City time, on each Trading Day. Index information, including the Index Level, is available from the NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “RU10GRTR<Index><Go>” for the Index and “RLG<Index><Go>” for the Intraday Index. The historical performance of the Index is not indicative of the future performance of the Index or the level of the Index as of any Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Certain U.S. Federal Income Tax Consequences” on page S-56 and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, subject to a potential alternative tax characterization of rebalancing or alternative tax treatment of any dividend component of the Index, you should generally not accrue any income with respect to the Securities prior to sale, exchange or maturity of the Securities and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Certain U.S. Federal Income Tax Consequences — Alternative Treatments’’ on page S-57 of this prospectus supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Certain U.S. Federal Income Tax Consequences” on page S-56 of this prospectus supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Non-U.S. Holders – Additional Tax Considerations – Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments attributable to the dividend component of the Index and adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2012 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to the Securities held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Tax Exempt Entities – Unrelated Business Taxable Income – Generally, capital gain realized from the sale or disposition of property that is not ‘debt-financed’ does not constitute ‘unrelated business taxable income’ (“UBTI”). Given the uncertainty regarding the U.S. federal income tax treatment of the Securities, it is possible that the Internal Revenue Service could assert that all or a portion of the income or gain from the Securities reported by a tax exempt entity is UBTI. Tax exempt entities are urged to consult with their tax advisors regarding the potential of realizing UBTI from the Securities.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

The following five examples illustrate how the Securities would perform at maturity or call in hypothetical circumstances. We have included an example in which the closing Index Level increases at a constant rate of 2% per month for twelve months (Example 1), as well an example in which the closing Index Level decreases at a constant rate of 1.5% per month for twelve months (Example 2). In addition, Example 3 shows the closing Index Level increasing by 2% per month for the first six months and then decreasing by 2% per month for the next 6 months, whereas Example 4 shows the reverse scenario of the closing Index Level decreasing by 2% per month for the first six months, and then increasing by 2% per month for the next six months. Example 5 shows the closing Index Level decreasing by -8.0% per month for the first three months, falling below the Rebalance Trigger at the end of the third month (resulting in a Rebalance Event), and then increasing by 2% per month for the next nine months (assuming no further Rebalance Events have occurred during the nine month period following the initial Rebalance Event). For ease of analysis and presentation, the following five examples assume that the term of the Securities is twelve months, the Valuation Date occurs on the month end and that no acceleration upon Early Redemption Event has occurred.

The following assumptions are used in each of the five examples:

➢	the initial level for the Index is 1,000;

➢	the Redemption Fee is $0.0125 per Security;

➢	the Principal Amount is $25.00

➢	the Rebalance Trigger is 80% of the Starting Level; and

➢	the Index Adjustment Factor is 0.60% which accrues on the total leveraged exposure of the Securities, rather than just amount of leverage.

The examples highlight the effect of two times leverage and the impact of the Index Adjustment Factor on the payment at maturity or call under different circumstances.

Hypothetical Examples

Example 1

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Index Performance Ratio for the Applicable Month****	Index Factor	Cash Settlement Amount# ****	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)		Leverage Factor * (C – D)	(1 + E)	$25 * F	$0.0125	(G-H)
1	1020.00	2.0000%	0.0500%	0.03900	1.03900	$25.97500	$0.0125	$25.96250
2	1040.40	4.0400%	0.1000%	0.07880	1.07880	$26.97000	$0.0125	$26.95750
3	1061.21	6.1208%	0.1500%	0.11942	1.11942	$27.98540	$0.0125	$27.97290
4	1082.43	8.2432%	0.2000%	0.16086	1.16086	$29.02161	$0.0125	$29.00911
5	1104.08	10.4081%	0.2500%	0.20316	1.20316	$30.07904	$0.0125	$30.06654
6	1126.16	12.6162%	0.3000%	0.24632	1.24632	$31.15812	$0.0125	$31.14562
7	1148.69	14.8686%	0.3500%	0.29037	1.29037	$32.25928	$0.0125	$32.24678
8	1171.66	17.1659%	0.4000%	0.33532	1.33532	$33.38297	$0.0125	$33.37047
9	1195.09	19.5093%	0.4500%	0.38119	1.38119	$34.52963	$0.0125	$34.51713
10	1218.99	21.8994%	0.5000%	0.42799	1.42799	$35.69972	$0.0125	$35.68722
11	1243.37	24.3374%	0.5500%	0.47575	1.47575	$36.89372	$0.0125	$36.88122
12	1268.24	26.8242%	0.6000%	0.52448	1.52448	$38.11209	$0.0125	$38.09959

*	Assumed as the closing Index Level and assumes further that it remains the same until becoming the Ending Level for the following month.
**	Starting Level assumed to be 1,000.
***	Index Adjustment Factor is calculated on an act/360 basis and compounded quarterly (30-day months are assumed for the above calculations).
****	Assumes no Rebalance Event has occurred; Leverage Factor equals 2.

#	Assuming no Redemption Fee, therefore this is also the amount payable upon exercise of the UBS Call Right. Assumes the Index Level is constant over the three Averaging Dates.

Cumulative Index Return:	26.8242%
Return on Securities (assumes no early redemption):	52.3984%

Hypothetical Examples

Example 2

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Index Performance Ratio for the Applicable Month****	Index Factor	Cash Settlement Amount# ****	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)		Leverage Factor * (C – D)	(1 + E)	$25 * F	$0.0125	(G-H)
1	985.00	-1.5000%	0.0500%	-0.03100	0.96900	$24.22500	$0.0125	$24.21250
2	970.23	-2.9775%	0.1000%	-0.06155	0.93845	$23.46125	$0.0125	$23.44875
3	955.67	-4.4328%	0.1500%	-0.09166	0.90834	$22.70858	$0.0125	$22.69608
4	941.34	-5.8663%	0.2000%	-0.12133	0.87867	$21.96683	$0.0125	$21.95433
5	927.22	-7.2783%	0.2500%	-0.15057	0.84943	$21.23583	$0.0125	$21.22333
6	913.31	-8.6692%	0.3000%	-0.17938	0.82062	$20.51541	$0.0125	$20.50291
7	899.61	-10.0391%	0.3500%	-0.20778	0.79222	$19.80543	$0.0125	$19.79293
8	886.11	-11.3885%	0.4000%	-0.23577	0.76423	$19.10573	$0.0125	$19.09323
9	872.82	-12.7177%	0.4500%	-0.26335	0.73665	$18.41614	$0.0125	$18.40364
10	859.73	-14.0270%	0.5000%	-0.29054	0.70946	$17.73652	$0.0125	$17.72402
11	846.83	-15.3166%	0.5500%	-0.31733	0.68267	$17.06672	$0.0125	$17.05422
12	834.13	-16.5868%	0.6000%	-0.34374	0.65626	$16.40660	$0.0125	$16.39410

*	Assumed as the closing Index Level and assumes further that it remains the same until becoming the Ending Level for the following month.
**	Starting Level assumed to be 1,000.
***	Index Adjustment Factor is calculated on an act/360 basis and compounded quarterly (30-day months are assumed for the above calculations).
****	Assumes no Rebalance Event has occurred; Leverage Factor equals 2.

#	Assuming no Redemption Fee, therefore this is also the amount payable upon exercise of the UBS Call Right. Assumes the Index Level is constant over the three Averaging Dates.

Cumulative Index Return:	-16.5868%
Return on Securities (assumes no early redemption):	-34.4236%

Hypothetical Examples

Example 3

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Index Performance Ratio for the Applicable Month****	Index Factor	Cash Settlement Amount# ****	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)		Leverage Factor * (C – D)	(1 + E)	$25 * F	$0.0125	(G-H)
1	1020.00	2.0000%	0.0500%	0.03900	1.03900	$25.97500	$0.0125	$25.96250
2	1040.40	4.0400%	0.1000%	0.07880	1.07880	$26.97000	$0.0125	$26.95750
3	1061.21	6.1208%	0.1500%	0.11942	1.11942	$27.98540	$0.0125	$27.97290
4	1082.43	8.2432%	0.2000%	0.16086	1.16086	$29.02161	$0.0125	$29.00911
5	1104.08	10.4081%	0.2500%	0.20316	1.20316	$30.07904	$0.0125	$30.06654
6	1126.16	12.6162%	0.3000%	0.24632	1.24632	$31.15812	$0.0125	$31.14562
7	1103.64	10.3639%	0.3500%	0.20028	1.20028	$30.00696	$0.0125	$29.99446
8	1081.57	8.1566%	0.4000%	0.15513	1.15513	$28.87832	$0.0125	$28.86582
9	1059.94	5.9935%	0.4500%	0.11087	1.11087	$27.77175	$0.0125	$27.75925
10	1038.74	3.8736%	0.5000%	0.06747	1.06747	$26.68682	$0.0125	$26.67432
11	1017.96	1.7962%	0.5500%	0.02492	1.02492	$25.62308	$0.0125	$25.61058
12	997.60	-0.2398%	0.6000%	-0.01680	0.98320	$24.58012	$0.0125	$24.56762

*	Assumed as the closing Index Level and assumes further that it remains the same until becoming the Ending Level for the following month.
**	Starting Level assumed to be 1,000.
***	Index Adjustment Factor is calculated on an act/360 basis and compounded quarterly (30-day months are assumed for the above calculations).
****	Assumes no Rebalance Event has occurred; Leverage Factor equals 2.

#	Assuming no Redemption Fee, therefore this is also the amount payable upon exercise of the UBS Call Right. Assumes the Index Level is constant over the three Averaging Dates.

Cumulative Index Return:	-0.2398%
Return on Securities (assumes no early redemption):	-1.7295%

Hypothetical Examples

Example 4

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Index Performance Ratio for the Applicable Month****	Index Factor	Cash Settlement Amount# ****	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)		Leverage Factor * (C – D)	(1 + E)	$25 * F	$0.0125	(G-H)
1	980.00	-2.0000%	0.0500%	-0.04100	0.95900	$23.97500	$0.0125	$23.96250
2	960.40	-3.9600%	0.1000%	-0.08120	0.91880	$22.97000	$0.0125	$22.95750
3	941.19	-5.8808%	0.1500%	-0.12062	0.87938	$21.98460	$0.0125	$21.97210
4	922.37	-7.7632%	0.2000%	-0.15926	0.84074	$21.01841	$0.0125	$21.00591
5	903.92	-9.6079%	0.2500%	-0.19716	0.80284	$20.07104	$0.0125	$20.05854
6	885.84	-11.4158%	0.3000%	-0.23432	0.76568	$19.14212	$0.0125	$19.12962
7	903.56	-9.6441%	0.3500%	-0.19988	0.80012	$20.00296	$0.0125	$19.99046
8	921.63	-7.8370%	0.4000%	-0.16474	0.83526	$20.88152	$0.0125	$20.86902
9	940.06	-5.9937%	0.4500%	-0.12887	0.87113	$21.77815	$0.0125	$21.76565
10	958.86	-4.1136%	0.5000%	-0.09227	0.90773	$22.69321	$0.0125	$22.68071
11	978.04	-2.1958%	0.5500%	-0.05492	0.94508	$23.62708	$0.0125	$23.61458
12	997.60	-0.2398%	0.6000%	-0.01680	0.98320	$24.58012	$0.0125	$24.56762
	980.00	-2.0000%	0.0500%	-0.04100	0.95900	$23.97500	$0.0125	$23.96250

*	Assumed as the closing Index Level and assumes further that it remains the same until becoming the Ending Level for the following month.
**	Starting Level assumed to be 1,000.
***	Index Adjustment Factor is calculated on an act/360 basis and compounded quarterly (30-day months are assumed for the above calculations).
****	Assumes no Rebalance Event has occurred; Leverage Factor equals 2.

#	Assuming no Redemption Fee, therefore this is also the amount payable upon exercise of the UBS Call Right. Assumes the Index Level is constant over the three Averaging Dates.

Cumulative Index Return:	-0.2398%
Return on Securities (assumes no early redemption):	-1.7295%

Hypothetical Examples

Example 5

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Index Performance Ratio for the Applicable Month****	Index Factor	Cash Settlement Amount#	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)		Leverage Factor * (C – D)	(1 + E)	$25 * F	$0.0125	(G-H)
1	920.00	-8.0000%	0.0500%	-0.16100	0.83900	$20.97500	0.01250	$20.96250
2	846.40	-15.3600%	0.1000%	-0.30920	0.69080	$17.27000	0.01250	$17.25750
3	778.69	-22.1312%	0.1500%	-0.44562	0.55438	$13.85940	0.01250	$13.84690

After a Rebalance Event occurs in the third month, the Cash Settlement Amount is calculated by the Adjusted Cash Settlement Amount formula as described under “Specific Terms of the Notes – Rebalance Event” below.

Month End	Ending Level*	Index Return**	Index Adjustment Factor for the Applicable Month***	Reference Levelt	Effective Leverage Factor****	Adjusted Cash Settlement Amount# ****	Redemption Fee	Redemption Amount
A	B	C	D	E	F	G	H	I

		((Starting Level – Ending Level) / Starting Level)					$0.0125	(G-H)
4	794.26	-20.5738%	0.2000%	14.5059	2.05329	$14.39342	$0.0125	$14.38092
5	810.15	-18.9853%	0.2500%	15.1016	2.01174	$14.96411	$0.0125	$14.95161
6	826.35	-17.3650%	0.3000%	15.7092	1.97261	$15.54672	$0.0125	$15.53422
7	842.88	-15.7123%	0.3500%	16.3290	1.93569	$16.14149	$0.0125	$16.12899
8	859.73	-14.0266%	0.4000%	16.9611	1.90082	$16.74864	$0.0125	$16.73614
9	876.93	-12.3071%	0.4500%	17.6059	1.86783	$17.36844	$0.0125	$17.35594
10	894.47	-10.5532%	0.5000%	18.2636	1.83657	$18.00114	$0.0125	$17.98864
11	912.36	-8.7643%	0.5500%	18.9345	1.80693	$18.64699	$0.0125	$18.63449
12	930.60	-6.9396%	0.6000%	19.6188	1.77879	$19.30626	$0.0125	$19.29376

*	Assumed as the closing Index Level and assumes further that it remains the same until becoming the Ending Level for the following month.
**	Starting Level assumed to be 1,000.
***	Index Adjustment Factor is calculated on an act/360 basis and compounded quarterly (30-day months are assumed for the above calculations).
****	Assumes a Rebalance Event has occurred at the end of the third month; prior to the Rebalance Event, the Leverage Factor equals 2.

#	Assuming no Redemption Fee, therefore this is also the amount payable upon exercise of the UBS Call Right. Assumes the Index Level is constant over the three Averaging Dates.

Cumulative Index Return:	-6.9396%
Return on Securities (assumes no early redemption):	-22.8250%

Hypothetical Examples

We cannot predict the actual Index Level on any Trading Day or the market value of your Securities, nor can we predict the relationship between the closing Index Level and the market value of your Securities at any time prior to the Maturity Date. The actual amount that a holder of the Securities will receive at maturity or call, upon acceleration or upon early redemption, as the case may be, and the rate of return on the Securities will depend on whether the leveraged return of the Index will be sufficient to offset the negative effect of the Index Adjustment Factor, the Redemption Fee or any Reduction Fee. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Trading Day, the closing Index Level, or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual or expected future performance of the Securities.

Risk Factors

Your investment in the Securities will involve risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. In addition, the Securities are two times leveraged with respect to the Index and, as a result, will benefit from two times any beneficial, but will be exposed to two times any adverse, performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index Constituents, Intraday Index or the Index itself. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

RISKS RELATED TO GENERAL CREDIT AND RETURN CHARACTERISTICS

You may lose up to your entire investment in the Securities.

You can lose all or substantially all of your investment in the Securities. On the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date, you will receive an amount in cash equal to (a) the product of (i) the Principal Amount times (ii) the Index Factor as of the Valuation Date minus (b) any Redemption Fee. The amount payable, if any, on the Securities will never be less than zero. However, in addition to being subject to the Index Adjustment Factor, a Redemption Fee upon an early redemption and a Reduction Fee upon a Rebalance Event, you will participate in any negative performance of the Index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the Index Return is negative or not sufficiently positive to offset the effect of these fees and other reductions. Therefore, you could lose all or a substantial portion of your initial investment in the Securities.

Leverage increases the sensitivity of the Securities to changes in the closing level of the Index and the Index Constituent VWAP.

Because your investment in the Securities is leveraged, changes in the closing Index Level or the Index Constituent VWAP will have a greater impact on the amount payable on your Securities than on amounts payable on similar securities that are not so leveraged. Since the leverage factor provides double exposure to increases and decreases in the level of the Index or Index Constituent VWAP, every 1% change in the Ending Level relative to the Starting Level of the Index will translate into approximately a 2% change in the amount you will receive on the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date (not including the impact of the Index Adjustment Factor or any Redemption Fee or Reduction Fee, which will further reduce your return). In particular, any decrease in the closing Index Level or the Index Constituent VWAP as of the applicable Valuation Date will result in a significantly greater decrease in the amount you will receive on the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date. If the Index Return is negative, you will suffer a loss on your investment in the Securities substantially greater than you would if your Securities did not contain a leverage component.

The Securities are not suitable for all investors. The Securities should be purchased only by investors who intend to actively monitor and manage their investments and who understand the effect of seeking leveraged investment results.

The Securities are intended for sophisticated investors. Accordingly, the Securities should be purchased only by knowledgeable investors who understand the potential consequences of investing in leveraged investments. Investors should actively and frequently monitor their investments in the Securities, even intra-day. In particular, the Securities entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining two times leverage, and the consequences of seeking leveraged investment results generally. Investing in the Securities is not equivalent to a direct investment in the Index because the Principal Amount is subject to the Index Adjustment Factor (as applied to the full leveraged

Risk Factors

exposure of the Securities), which can adversely affect returns. The amount you receive at maturity or call, upon acceleration or upon early redemption will be contingent upon the leveraged performance of the Index during the term of the Securities. There is no guarantee that you will receive at maturity or call, upon acceleration or upon early redemption your initial investment. The impact of any significant adverse performances of the Index on your Securities may not be offset by any subsequent beneficial performances of the Index of the same magnitude.

The payment on the Securities may be linked to the Index Constituent VWAP, not just to the closing Index Level.

In some instances your payment at maturity or upon early redemption is linked to the performance of the Index Constituent VWAP. Although the Index Constituent VWAP is intended to track the performance of the Index, the calculation of the Index Constituent VWAP is different from the calculation of the official closing Index Level. Therefore, the payment at maturity or upon early redemption of your Securities, may be different from the payment you would receive if such payment were determined by reference to the official closing Index Level. Because the Index Constituent VWAP will not necessarily correlate with the closing levels or intraday levels of the Index or the Intraday Index Level, the payment at maturity or upon redemption, will not be the same as investing in a debt security with a payment at maturity or upon redemption, linked to the performance of the Index as measured using closing levels or intraday index values. In particular, the official closing Index Level may vary significantly, on a cumulative basis over the term of the Securities, from the Index Constituent VWAP.

The Securities are subject to an acceleration upon an Early Redemption Event that does not allow for participation in payment at maturity.

The Securities will be automatically redeemed early if (i) the Index Level at any time at which a Market Disruption Event is not occurring is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less. The amount payable upon an early redemption of your Securities will be (i) based on the percentage change (as magnified by the leverage factor) in the Ending Level computation of the Index Constituent VWAP on the applicable valuation date relative to its Starting Level and (ii) reduced by the Index Adjustment Factor accrued through the applicable Valuation Date and the Redemption Fee. In that case, you will receive an early redemption payment that will likely be significantly less than the Principal Amount of your Securities and could be zero if the closing Index Level declines precipitously as of the applicable Valuation Date. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable. You will not be entitled to any further payments after the Acceleration Settlement Date, including any payment at maturity, even if the Index Level increases substantially subsequent to the occurrence of the Early Redemption Event.

Whether an Early Redemption Event or a Rebalance Event occurs and the value of your Securities upon an Early Redemption Event are based on intraday levels of the Intraday Index.

The Index Level, which is used to determine whether an Early Redemption Event or Rebalance Event has occurred, will be based on intraday levels of the Intraday Index. Therefore, because the intraday low levels may be less than or equal to the closing Index Level, it is more likely that an Early Redemption Event or Rebalance Event will occur than if the Index Level were based solely on closing levels. Moreover, upon the occurrence of an Early Redemption Event or, in some situations, an Early Redemption at the option of the holders of the Securities, the Ending Level and therefore the Cash Settlement Amount of your Securities generally will be based on the Index Constituent VWAP for a specified period following the occurrence of the Early Redemption Event, rather than the closing Index Level.

Upon the occurrence of a Rebalance Event, the Securities will be deleveraged.

A Rebalance Event, which may occur multiple times, will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the

Risk Factors

date of the Rebalance Event. Therefore, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This effect may be magnified if multiple Rebalance Events occur. This also means that you would not recover your investment even should the Index Level increase back to its Initial Trade Date level. In addition, each time a Rebalance Event occurs, you will incur a $0.0125 fee per Security. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, Call Settlement Date or on an Acceleration Settlement Date.

Credit risk of UBS.

The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any payment at maturity or call, upon acceleration or upon early redemption depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity or call, upon acceleration or upon early redemption. In addition, in the event UBS were to default on its obligations, you might not receive any amounts owed to you under the terms of the Securities.

The Index Adjustment Factor, the Redemption Fee and the Reduction Fee may have a negative effect on the return potential of the Securities.

The calculation of the Cash Settlement Amount includes an Index Adjustment Factor, a Redemption Fee (upon an early redemption) and a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) on the Securities. It is important to note that the Index Adjustment Factor accrues on the total leveraged exposure of the Securities, rather than just the amount of leverage. Therefore, if the Index Return is positive, but the increase in the Index Level is insufficient to offset the effect of the Index Adjustment Factor, the Redemption Fee or a Reduction Fee, if applicable, you will have a loss on your investment in the Securities.

The Index Adjustment Factor is based upon a floating rate that may increase significantly during the term of the Securities.

The Index Adjustment Factor is calculated based upon 3-month USD LIBOR. Because the 3-month USD LIBOR is a floating rate, the 3-month USD LIBOR will fluctuate. The Index Adjustment Factor will accrue on the Principal Amount on each calendar day at a per annum rate equal to 3-month USD LIBOR set quarterly and will be calculated based upon quarterly compounding. Therefore, an increase in the 3-month USD LIBOR with respect to any interest rate reset dates will cause the Index Adjustment Factor to accrue at a higher rate resulting in a greater reduction in the Cash Settlement Amount.

You will not receive interest payments on the Securities or have shareholder rights in the Index Constituent stocks.

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the Index Constituent stocks may have. Also, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Certain U.S. Federal Income Tax Consequences — Alternative Treatments.”

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption; multiple holders electing to redeem on any given Redemption Date or failure to deliver timely notice may delay the Valuation Date and alter the method by which the Ending Level is determined.

You must redeem at least 50,000 Securities at one time in order to receive payment for your Securities on any Redemption Date. You may only receive payment for your Securities on a Redemption Date if we receive a

Risk Factors

notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 2:00 p.m. (New York City time) on the Trading Day you wish to be the applicable Valuation Date; provided that if there are valid redemption requests for more than 2,000,000 Securities on or prior to 2:00 p.m. (New York City time) on that Trading Day or the signed notice of redemption is delivered after 2:00 p.m. but before 5:00 p.m. (New York City time) the applicable Valuation Date will be the following Trading Day. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Trading Day prior to the applicable Valuation Date, your notice will not be effective and you will not receive payment for your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-42 for more information.

In the event that there are valid redemption requests for more than 2,000,000 Securities on or prior to 2:00 p.m. (New York City time) on a selected Trading Day, the applicable Valuation Date will be the following Trading Day. Additionally, the Ending Level will be the Index Constituent VWAP for such Valuation Date instead of the closing Index Level on such Valuation Date.

RISKS RELATED TO LIQUIDITY AND SECONDARY MARKET ISSUES

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing on NYSE Arca, subject to official notice of issuance. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. If an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the Intraday Indicative Value of your Securities and you may suffer significant losses.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity (if they are not subject to a call, acceleration or early redemption). Therefore, you may sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that, generally, the level of the Index and the Cash Settlement Amount will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the closing Index Level);

➢	the market prices of the Index Constituents;

➢	whether and how many Rebalance Events have or are anticipated to occur;

➢	the dividend rate paid by the Index Constituents;

➢	the time remaining to the maturity of the Securities;

Risk Factors

➢	supply of and demand for the Securities, including to the extent affected by inventory positions with UBS or any market maker;

➢	the amount of any Index Adjustment Factor;

➢

economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the level of the Index or the market prices of the Index Constituents, or that affect markets generally; and

➢	the actual and perceived creditworthiness of UBS.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

The liquidity of the market for the Securities may vary materially over time and may be limited.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities following the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement.

Your optional redemption election is irrevocable.

You may elect to require UBS to redeem your Securities during the Optional Redemption Period. You will not be able to rescind your election to redeem your Securities after your confirmation of redemption is received by the redemption agent. Accordingly, you will be exposed to market risk in the event market conditions change after the redemption agent receives your offer and before the Redemption Amount is determined on the applicable Valuation Date.

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after June 8, 2014, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to the UBS Call Right, you may not be able to reinvest at comparable terms or returns.

RISKS RELATED TO GENERAL INDEX CHARACTERISTICS AND ISSUES

Owning the Securities is not the same as owning the Index Constituents.

The return on your Securities may not reflect the return you would realize if you actually owned the Index Constituents and held such investment for a similar period. As a holder of the Securities, you will not have voting rights or rights to directly receive dividends or other distributions or other rights that holders of the Index Constituents may have.

Due to the leverage component of the Securities, any change in the closing Index Level or the Index Constituent VWAP as of the applicable Valuation Date will result in a significantly greater change in the Cash Settlement

Risk Factors

Amount, if any, you will receive on the Maturity Date, Call Settlement Date, Redemption Date or on an Acceleration Settlement Date. However, even if the Index Level increases during the term of the Securities, the market value of the Securities may not increase by the same amount. It is also possible for the Index Level to increase while the market value of the Securities declines.

No assurance that the investment view implicit in the Securities will be successful.

It is impossible to predict whether and the extent to which the Index Level will rise or fall. There can be no assurance that the Index Level will not decline below the Early Redemption Level or that the Ending Level will be above the Starting Level. The Index Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer(s) of the Index Constituents. You should be willing to accept the risks associated with the relevant markets tracked by the Index in general and the Index Constituents in particular, and the risk of losing some or all of your initial investment.

Historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The market prices of the Index Constituents will determine the level(s) of the Index. The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the level of the Index will rise or fall. Market prices of the Index Constituents will be influenced by complex and interrelated political, economic, financial, judicial, force majeure and other factors that can affect the market prices of such Index Constituents.

RISKS RELATED TO EQUITY INDEX CHARACTERISTICS AND ISSUES

You will not have shareholder rights in the Index Constituents.

As an owner of the Securities, you will not have voting rights or any other rights that holders of the Index Constituents may have.

The Index is a “total return index”, therefore any cash payout or dividend component is reinvested back into the Index, which gives the effect of the dividends being passed on to investors.

HEDGING ACTIVITIES AND CONFLICTS OF INTEREST

The Index Calculation Agent may discontinue the public disclosure of the Intraday Index and the end-of-day closing value of the Index or Intraday Index.

The Securities have been approved for listing on the NYSE Arca, subject to official notice of issuance. The Index Calculation Agent is not under any obligation to continue to calculate the Intraday Index and end-of-day official closing value of the Index and Intraday Index or required to calculate similar values for any “Successor Index” (as described below). If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Intraday Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange (irrespective of whether intraday indicative or end of day official closing values are disseminated).

The Index Calculation Agent may adjust the Index in a way that affects the Index Level. The Index Calculation Agent has no obligation to consider your interests as a holder of the Securities.

The Index Calculation Agent is responsible for calculating and publishing the Index and Intraday Index. The Index Calculation Agent can add, delete or substitute the equity securities underlying the Index and Intraday

Risk Factors

Index constituents or make other methodological changes that could change the Index Level. You should realize that the changing of equity securities included in the Index and Intraday Index may affect the Index Level, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index or Intraday Index. Any of these actions could adversely affect the value of the Securities. The Index Calculation Agent has no obligation to consider your interests as a holder of the Securities in calculating or revising the Index or Intraday Index.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

Changes that affect the composition and calculation of the Index will affect the market value of the Securities and the Cash Settlement Amount.

The amount payable on the Securities and their market value could be affected if the Index Calculation Agent discontinues or suspends calculation of the Index or Intraday Index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Level is not available because of a Market Disruption Event or for any other reason, the Calculation Agent may make an estimate of the Ending Level that would have prevailed in the absence of the Index Market Disruption Event. If the Calculation Agent determines that the publication of the Index is discontinued and that there is no Successor Index on the date when the closing Index Level is required to be determined, the Calculation Agent may calculate the level of the Index in accordance with the formula for and method of calculating such Index last in effect prior to the disruption in publishing of the Index.

Trading and other transactions by UBS or its affiliates in the Index Constituents, futures, options, exchange-traded funds or other derivative products on the Index Constituents or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-55, UBS or its affiliates may hedge their obligations under the Securities by purchasing the Index Constituents, futures or options on the Index Constituents or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituents or the Index, and they may adjust these hedges by, among other things, purchasing or selling the Index Constituents, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituents or the Index at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index Constituents and/or the closing Index Level and, therefore, the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

UBS or its affiliates may also engage in trading in the Index Constituents and other investments relating to the Index Constituents or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including stock lending and block transactions. Any of these activities could adversely affect the market price of the Index Constituents and the closing Index Level and, therefore, the market value of the Securities. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related

Risk Factors

to changes in the performance of any Index Constituents or the Index. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities. It is possible that UBS or its affiliates could receive substantial returns from these activities while the market value of the Securities declines.

We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the level of the Index Constituents, the Index or the market value of the Securities.

UBS and its affiliates publish research from time to time on the Index, the Index Constituents and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities.

The business activities of UBS or its affiliates may create conflicts of interest.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituents that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the closing Index Level, could have an adverse impact on the market value of the Securities.

There are potential conflicts of interest between you and the Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Calculation Agent. The Calculation Agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity or call, upon acceleration or upon early redemption. For a fuller description of the Calculation Agent’s role, see “Specific Terms of the Securities — Calculation Agent” on page S-47. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Index Constituents or the Index has occurred or is continuing on any Valuation Date. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Calculation Agent may affect the market value of the Securities, the Calculation Agent may have a conflict of interest if it needs to make any such decision.

The Calculation Agent can postpone the determination of the Ending Level and therefore the Maturity Date, the Acceleration Settlement Date or the Call Settlement Date if a Market Disruption Event occurs on the applicable Valuation Date.

If the Calculation Agent determines that a Market Disruption Event has occurred or is continuing on or during the scheduled trading day(s) on which the Ending Level is determined, the determination of the Ending Level will be postponed until a Market Disruption Event no longer occurs or is continuing. If such a postponement occurs, then the calculation agent will instead use the closing Index Level or Index Constituent VWAP when the Market Disruption Event ceases to exist. In no event, however, will the applicable Valuation Date be postponed by more than eight Trading Days in the case of an Index Market Disruption Event or three trading days in the case of an Index Constituent Market Disruption Event. As a result, the Maturity Date or Acceleration Settlement Date (as applicable) for the Securities could also be postponed, although not by more than eight or three scheduled trading days, as applicable.

Risk Factors

If the applicable determination date(s) for the Ending Level is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Level will be determined by the Calculation Agent. If the determination of the Ending Level of the Index is not possible on the last possible day that qualifies as the applicable determination date either because of a Market Disruption Event or for any other reason, the Calculation Agent will determine the Ending Level. See “Specific Terms of the Securities — Market Disruption Events” on page S-47.

RISKS RELATED TO TAXATION ISSUES

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Securities, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement or the applicable pricing supplement. Please read carefully the section entitled “Certain U.S. Federal Income Tax Consequences” on page S-56 of this prospectus supplement and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation, particularly if you are a tax exempt entity (such as an individual retirement account) or a non-U.S. person.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described under “Certain U.S. Federal Income Tax Consequences” on page S-56 unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Russell 1000® Growth Index Total Return and Russell 1000® Growth Index

We have derived all information contained in this prospectus supplement regarding the Russell 1000® Growth Index Total Return and the Russell 1000® Growth Index (each, a “Russell 1000 Growth Index”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by Russell Investments, a subsidiary of Russell Investment Group (the “Index Calculation Agent”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index or the Intraday Index. You should make your own investigation into the Index and Intraday Index.

Index Description

The Russell 1000 Growth Indexes are a sub-group of the Russell 1000® Index and measure the composite price performance of stocks of 1,000 companies (the “Russell 1000® component stocks”) incorporated in the U.S. and its territories. All 1,000 stocks are traded on a major U.S. exchange and are the 1,000 largest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 1000® Index consists of the largest 1,000 companies included in the Russell 3000 Index and represents approximately 92% of the total market capitalization of the U.S. equity market. The Russell 1000® Index is designed to track the performance of the large-capitalization segment of the U.S. equity market.

Two versions of the Russell 1000® Growth Index are calculated – a price return index, the Russell 1000® Growth Index, and a total return index, the Russell 1000® Growth Index Total Return. The price return index is ordinarily calculated without regard to cash dividends on Russell 1000® Growth Index securities. The total return index reinvests cash dividends on the ex-date. Both the price return and total return index reinvest extraordinary cash distributions.

Selection of stocks underlying the Russell 1000® Growth Index.

To be eligible for inclusion in the Russell 1000® Index, and, consequently, the Russell 1000 Growth Indexes, a company’s stocks must be listed on the last trading day in May of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only companies that are determined to be part of the U.S. equity market are eligible for inclusion in the Russell 1000 Growth Indexes. All securities eligible for inclusion must trade on a major U.S. exchange. Bulletin board, pink sheet or over-the-counter traded securities are not eligible for inclusion. Stocks must have a close price at or above $1.00 on their primary exchange or on another major U.S. exchange on the last trading day in May to be considered eligible for inclusion. The following companies are specifically excluded from the Russell 1000 Growth Indexes: (i) companies with a total market capitalization less than $30 million; (ii) companies with only a small portion of their shares available in the marketplace; (iii) royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies and limited partnerships. In addition, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

Russell Investments uses a “non-linear probability” method to assign stocks to the growth and value style indices. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on

Russell 1000® Growth Index Total Return

its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indices.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 1000® Index. The stocks in the Russell 1000® Index are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units and combined to produce a Composite Value Score (CVS). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000® Index.

The quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indexes to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in the index. This rule eliminates many small weightings and makes passive management easier.

The Russell 1000 Growth Indexes, along with the Russell 1000® Index, are reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments

The Russell 1000® Growth Indexes are float-adjusted and market-capitalization weighted. The current Russell 1000 Growth Index values are calculated by adding the market values of the Russell 1000® Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 1000 Growth Indexes on the base date of December 31, 1978. To calculate the Russell 1000 Growth Indexes, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 1000 Growth Indexes. In order to provide continuity for the Russell 1000 Growth Index’s values, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 1000® component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Russell 1000® Growth Index Total Return

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable and are removed from total market capitalization to arrive at free float or available market capitalization:

•	ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares – shares held by another member of a Russell index (including Russell global indexes) are considered cross-owned shares, and all such shares will be adjusted regardless of percentage held;

•

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms unless these firms have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included with the officers/directors group;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;

•

Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

•	Government holdings:

•	Direct government holders – holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

•	Indirect government holders – shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

•	Government pensions – holdings by government pension plans are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 1000® Growth Index

The following summarizes the types of Russell 1000® Growth Index maintenance adjustments and indicates whether or not an index adjustment is required:

•

“No Replacement” Rule – Securities that leave the Russell 1000® Growth Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 1000® Growth Index over the past year will fluctuate according to corporate activity.

•

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

Russell 1000® Growth Index Total Return

•

When acquisitions or mergers take place within the Russell 1000® Growth Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.

•

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

Updates to Share Capital Affecting the Russell 1000® Growth Index

Each month, the Russell 1000® Growth Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 1000® Growth Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Disclaimer

Russell Investments and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 1000® Growth Index, which is owned and published by Russell Investments, in connection with the Securities.

The Securities are not sponsored, endorsed, sold or promoted by Russell Investments. Russell Investments makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 1000® Growth Index to track general stock market performance or a segment of the same. Russell Investments’ publication of the Russell 1000® Growth Index in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the Russell 1000® Growth Index is based. Russell Investments’ only relationship to UBS is the licensing of certain trademarks and trade names of Russell Investments and of the Russell 1000® Growth Index, which is determined, composed and calculated by Russell Investments without regard to UBS or the securities. Russell Investments is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 1000® Growth Index. Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 1000® GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Russell 1000® Growth Index Total Return

The “Russell 1000® Index” is a trademark of Russell Investments and has been licensed for use by UBS. The Securities are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index.

Historical Performance of the Index and the Intraday Index

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The following table sets forth the quarterly high and low closing levels for the Russell 1000® Growth Index Total Return, as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing level of the Russell 1000® Growth Index Total Return on September 26, 2012 was 590.374. The historical levels of the Index should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	495.37	435.37	451.27
4/1/2008	6/30/2008	496.91	456.61	456.91
7/1/2008	9/30/2008	460.17	383.49	400.58
10/1/2008	12/31/2008	395.26	259.15	309.30
1/2/2009	3/31/2009	324.37	254.91	296.56
4/1/2009	6/30/2009	353.53	300.60	344.96
7/1/2009	9/30/2009	396.28	332.15	393.16
10/1/2009	12/31/2009	429.07	382.64	424.38
1/4/2010	3/31/2010	446.32	401.73	444.10
4/1/2010	6/30/2010	460.18	391.94	391.94
7/1/2010	9/30/2010	444.91	389.59	442.90
10/1/2010	12/31/2010	496.69	440.35	495.30
1/3/2011	3/31/2011	532.63	496.09	525.17
4/1/2011	6/30/2011	542.76	504.11	529.15
7/1/2011	9/30/2011	546.10	453.08	459.64
10/3/2011	12/30/2011	521.64	446.75	508.39
1/3/2012	3/30/2012	586.08	515.43	583.07
4/2/2012	6/29/2012	588.12	530.66	559.62
7/2/2012*	9/26/2012*	604.08	549.72	590.374
*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

Russell 1000® Growth Index Total Return

The graph below illustrates the performance of the Index from January 3, 2000 through September 26, 2012, based on information from Bloomberg. The first dotted line represents the Rebalance Trigger of 439.6538, which is equal to 80% of the Starting Level on June 8, 2012. The second dotted line represents the Early Redemption Level of 384.6970, which is equal to 70% of the Starting Level on June 8, 2012. Past performance of the Index is not indicative of the future performance of the Index.

Russell 1000® Growth Index Total Return

The following table sets forth the quarterly high and low closing levels for the Russell 1000® Growth Index, as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publically available information obtained from Bloomberg. The closing level of the Russell 1000® Growth Index on September 26, 2012 was 666.45. The historical levels of the Intraday Index should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	603.27	528.73	547.93
4/1/2008	6/30/2008	601.89	553.07	553.07
7/1/2008	9/30/2008	555.83	462.66	483.28
10/1/2008	12/31/2008	476.75	311.83	371.18
1/2/2009	3/31/2009	389.26	304.75	354.15
4/1/2009	6/30/2009	420.43	358.87	410.05
7/1/2009	9/30/2009	469.23	394.77	465.38
10/1/2009	12/31/2009	505.82	452.91	500.22
1/4/2010	3/31/2010	524.09	473.03	521.38
4/1/2010	6/30/2010	540.02	458.26	458.26
7/1/2010	9/30/2010	518.19	455.50	515.80
10/1/2010	12/31/2010	576.30	512.80	574.67
1/3/2011	3/31/2011	616.77	573.79	607.18
4/1/2011	6/30/2011	627.13	580.90	609.52
7/1/2011	9/30/2011	628.94	520.79	527.38
10/3/2011	12/30/2011	598.07	512.58	580.88
1/3/2012	3/30/2012	667.37	588.93	663.73
4/2/2012	6/29/2012	669.45	602.28	634.43
7/2/2012*	9/26/2012*	682.15	622.83	666.45
*	As of the date of this prospectus supplement, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through September 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

Russell 1000® Growth Index Total Return

The graph below illustrates the performance of the Intraday Index from January 3, 2000 through September 26, 2012, based on information from Bloomberg. The first dotted line represents the Rebalance Trigger of 498.856, which is equal to 80% of the closing level on June 8, 2012. The second dotted line represents the Early Redemption Level of 436.499, which is equal to 70% of the closing level on June 8, 2012. Past performance of the Intraday Index is not indicative of the future performance of the Intraday Index.

Valuation of the Index and the Securities

Intraday Index Values

On each Trading Day, Russell Investment Group, or a successor Index Calculation Agent, will calculate, and NYSE Arca will publish, the closing value of the Index on Bloomberg under the ticker symbol “RU10GRTR” and the Intraday Indicative Value of the Intraday Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “RLG”. The actual closing Index Level and the Intraday Index Level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the Intraday Indicative Value of the Intraday Index or the Index Level.

Neither the Index Calculation Agent nor NYSE Arca is affiliated with UBS and neither approves, endorses, reviews or recommends the Securities. The information used in the calculation of the Intraday Indicative Value of the Intraday Index will be derived from sources NYSE and the Index Calculation Agent deem reliable, but neither NYSE nor the Index Calculation Agent or their affiliates guarantee the correctness or completeness of the Intraday Indicative Value or other information furnished in connection with the Securities or the calculation of the Index or Intraday Index. Neither NYSE nor the Index Calculation Agent make any warranty, express or implied, as to results to be obtained by UBS, UBS’ customers, holders of the Securities, or any other person or entity from the use of the Index Level, Intraday Indicative Value of the Intraday Index or any data included therein. NYSE and the Index Calculation Agent do not make any express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the Intraday Indicative Value of the Intraday Index or any data included therein. Neither the Index Calculation Agent nor any of its respective employees, subcontractors, agents, suppliers and vendors shall have any liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent or any of its respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the Intraday Indicative Value of the Index, the Intraday Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. The Index Calculation Agent is not responsible for the selection of or use of the Index, the Intraday Index or the Securities, the accuracy and adequacy of the Index, the Intraday Index or information used by UBS and the resultant output thereof.

Intraday Indicative Values

An “Intraday Indicative Value” meant to approximate the intrinsic economic value of the Securities will be calculated by the NYSE and published on Bloomberg (based in part on information provided by the Index Calculation Agent) or a successor via the facilities on the Consolidated Tape Association under the symbol “FBGIV”. In connection with your Securities, we use the term “Intraday Indicative Value” to refer to the value at a given time and date equal to the product of (i) the Principal Amount and (ii) the Index Factor as of any date and time of determination. After the occurrence of a Rebalance Event, the Intraday Indicative Value will equal the Adjusted Cash Settlement Amount (assuming no Redemption Fee). All computations of an Intraday Indicative Value will assume the full accrual of the Index Adjustment Factor on and prior to such day.

The Intraday Indicative Value calculation will be used to determine whether the Securities will be accelerated, as discussed under “Specific Terms of the Securities — Acceleration upon Early Redemption Event.” It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index Constituents. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

Valuation of the Index and the Securities

The publishing of the Intraday Indicative Value of the Securities on Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their Intraday Indicative Value. The Intraday Indicative Value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, will be based on the Intraday Indicative Values of the Index, and may not be equal to the payment at maturity or call, upon acceleration or upon early redemption.

These Intraday Indicative Value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Split or Reverse Split of the Securities

Should the Cash Settlement Amount of the Securities on any Trading Day be above $100.00, we may, but are not obligated, to initiate a 4-for-1 split of your Securities. Should the Cash Settlement Amount on any Trading Day be below $10.00, we may, but are not obligated, to initiate a 1-for-4 reverse split of your Securities. If the Cash Settlement Amount of the Securities is greater than $100.00 or below $10.00 on any Trading Day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant Securities and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the Securities undergo a split, we will adjust the terms of the Securities accordingly. If the Securities undergo a 4:1 split, every investor who holds a Security via DTC on the relevant record date will, after the split, hold four Securities, and adjustments will be made as described below. The record date for the split will be the 9th Trading Day after the announcement date. The Principal Amount on such record date will be divided by four to reflect the 4:1 split of your Securities. Any adjustment of the Principal Amount will be rounded to eight decimal places. The split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of Securities (commonly referred to as “partials”) in a manner determined by us in our sole discretion. If the Securities undergo a 1:4 reverse split, every investor who holds four Securities via DTC on the relevant record date will, after the reverse split, hold only one Security and adjustments will be made as described below. The record date for the reverse split will be on the 9th Trading Day after the announcement date. The Principal Amount on such record date will be multiplied by four to reflect the 1:4 reverse split of your Securities. Any adjustment of indicative value will be rounded to eight decimal places. The reverse split will become effective at the opening of trading of the Securities on the Trading Day immediately following the record date.

Holders who own a number of Securities on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of Securities they hold which is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” Securities in a manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th Trading Day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted Securities on the 14th Trading Day following the announcement date. For example, a holder who held 23 Securities via DTC on the record date may receive five post-reverse split Securities on the immediately following Trading Day, and a cash payment on the 17th Trading Day following the announcement date that is equal to 3/4ths of the Cash Settlement Amount of the reverse split-adjusted Securities on the 14th Trading Day following the announcement date.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

The Securities do not guarantee any return of principal at, or prior to, maturity or upon call, acceleration or early redemption. Instead, at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event, you will receive a cash payment the amount of which will vary depending on the leveraged return of the Index calculated in accordance with the formulae set forth below, reduced by the Index Adjustment Factor as of the relevant Valuation Date, a Redemption Fee, if any, and, if applicable, a Reduction Fee upon a Rebalance Event.

Cash Settlement Amount

On the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date, as applicable, for each Security you will receive a cash payment equal to (a) the product of (i) the Principal Amount times (ii) the Index Factor as of the relevant Valuation Date minus (b) the Redemption Fee, if you elect to have UBS redeem your securities or if an Early Redemption Event occurs. We refer to this payment amount generally as the “Cash Settlement Amount”.

If the amount calculated above is less than zero, the payment at maturity or on the relevant settlement date will be zero.

The “Principal Amount” of each Security is $25. The Securities may be issued and sold over time at then-current market prices, which may be significantly higher or lower than the Principal Amount.

The “Index Factor” will be calculated as follows:

1 + (Index Performance Ratio)

The “Index Performance Ratio” on any Valuation Date will equal (a) the Leverage Factor multiplied by the (b) Index Return minus the Index Adjustment Factor.

Expressed as a formula:

Leverage Factor x (Index Return – Index Adjustment Factor)

Specific Terms of the Securities

Where:

The “Index Return” is the quotient of (i) the Ending Level of the Index minus the Starting Level of the Index, divided by (ii) the Starting Level of the Index. Expressed as a formula:

    Ending Level – Starting Level

Starting Level

The “Starting Level” is 549.5672, which is the closing Index Level on the Initial Trade Date.

The “Ending Level” is:

(i)        for the Maturity Date or if the Securities are subject to UBS’s exercise of its “Call Right,” the average of the closing Index Levels determined for the three preceding scheduled Trading Days ending on and including the Final Valuation Date in the case of the Maturity Date and the applicable Valuation Date in the case of UBS’s exercise of its “Call Right,” subject in each case to the occurrence of an Index Market Disruption Event as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48;

(ii)        if you elect to have UBS redeem your Securities, the closing Index Level on the applicable Valuation Date if the Calculation Agent determines that (i) UBS or its affiliates have acknowledged receipt of all your required documentation and settlement instructions on or prior to 2:00 p.m. (New York City time) on that date and (ii) there are valid redemption requests for 2,000,000 Securities or less on or prior to 2:00 p.m. (New York City time) on that Trading Day, subject to the occurrence of an Index Market Disruption Events as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48;

(iii)        if you elect to have UBS redeem your Securities and the 2,000,000 Securities or 2:00 p.m. (New York City time) conditions in clause (ii) are not satisfied, the Index Constituent VWAP for the full scheduled Trading Day following the timely receipt of all your required documentation and settlement instructions, subject to the occurrence of an Index Constituent Market Disruption Event as described under “— Market Disruption Events — Index Constituent Market Disruption Event” beginning on page S-49; or

(iv)        if an Early Redemption Event occurs, the closing Index Level or the Index Constituent VWAP for the designated time interval specified under “— Acceleration Upon Early Redemption — Early Redemption Event Ending Level Determination Schedule” on page S-44. If the Early Redemption Event occurs after 3:00 p.m. but before 3:40 p.m. (New York City time), the Calculation Agent will compute the Ending Level by averaging the closing Index Level and the Index Constituent VWAP over two days in accordance with the weightings indicated on the Early Redemption Event Ending Level Determination Schedule. The computation of the closing Index Level is subject to the occurrence of an Index Market Disruption Event as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48. In all other cases the computation of Ending Level is subject to the occurrence of an Index Constituent Market Disruption Event as described under “— Market Disruption Events — Index Constituent Market Disruption Event” beginning on page S-49.

The “Index Constituent VWAP” means for the time interval described in the definition of Ending Level, the average of the volume weighted average price of each Index Constituent as published on the Bloomberg page for each Index constituent ticker <Equity> VAP <Go> or any successor page, weighted by the then-applicable weight published by the Index Calculation Agent for that time interval.

Specific Terms of the Securities

The “Index Level” means, for the Index and a Trading Day, (i) when the closing level of the Index is specified as applicable, the closing level on such day on the applicable Bloomberg Professional© (“Bloomberg”) page RU10GRTR <Index> <Go> or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, (a) the closing Index Level on the prior Trading Day multiplied by (b) the Intraday Index Level for that time divided by the closing level of the Intraday Index on the Trading Day prior to such date.

The “Intraday Index Level” means, for the Intraday Index and a Trading Day, (i) when the closing level of the Intraday Index is specified as applicable, the closing level of the Intraday Index on such day as published on the Bloomberg page RLG <Index><Go> or any successor page, or in the case of any successor thereto, the Bloomberg page or successor page for any such successor index or (ii) for any other time during that Trading Day, the level of the Intraday Index as published for that time on that Bloomberg page or relevant successor.

The “Index Adjustment Factor” is a rate equal to (i) 3-Month USD LIBOR plus (ii) the Index Adjustment Spread, calculated on the basis of the actual number of calendar days elapsed in each Interest Rate Period divided by 360 and compounded quarterly for each Interest Rate Period during the term of the Securities and is applied to the full leveraged exposure of the Securities. The Index Adjustment Factor is applied to the full leveraged exposure of the Securities and will reduce the amount of your return (or increase your loss) on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date; the level of the Index must therefore increase sufficiently in order for you to receive an amount equal to or greater than your initial investment in the Securities on the Maturity Date or other applicable settlement date.

The “Index Adjustment Spread” means 13 basis points (0.13%).

The “3-Month USD LIBOR” is, for each Interest Rate Period, the London interbank offered rate (British Banker’s Association) for three month deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the last day of the prior Interest Rate Period.

“LIBOR Business Day” means any Trading Day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

Each “Interest Rate Period” is a three calendar month period from and including the Initial Trade Date, up to and excluding the Final Valuation Date.

The “Redemption Fee” is, if you elect to have UBS redeem your securities or an Early Redemption Event occurs, $0.0125 per Security. The Redemption Fee will reduce the amount of your return (or increase your loss) upon an early redemption.

A “Trading Day” is a Business Day on which trading is generally conducted on the primary exchange(s) for the Index constituents, as determined by the Calculation Agent.

You could lose all or a substantial portion of your investment in your Securities. In particular, because your Securities contain a leverage component, any decline in the Ending Level of the Index relative to its Starting Level will result in a significantly greater decrease in the amount payable under the Securities. In addition the Cash Settlement Amount is reduced by an Index Adjustment Factor, a Redemption Fee and, if applicable, a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) of the Securities. Consequently, the amount payable under the Securities on the Maturity Date, Call Settlement Date, Acceleration Settlement Date or Redemption Date could be substantially less than your initial investment and may even be zero. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Specific Terms of the Securities

Upon the occurrence of a Rebalance Event, the Cash Settlement Amount formula will be modified and the Calculation Agent will compute an Adjusted Cash Settlement Amount and make the adjustments to the Early Redemption Level and Rebalance Trigger with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Russell Investment Group.

Valuation Dates

The “Valuation Date” will be determined as follows:

(i)        with respect to the Maturity Date, the “Valuation Date” will be June 8, 2022, or the following Trading Day if such day is not a scheduled Trading Day (the “Final Valuation Date”), subject to the occurrence of an Index Market Disruption Event as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48;

(ii)        if the Securities are subject to UBS’s exercise of its “Call Right,” and an Early Redemption Event has not occurred, the “Valuation Date” will be the third Trading Day prior to the Call Settlement Date, subject to the occurrence of an Index Market Disruption Event as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48;

(iii)        if you elect to have UBS redeem your securities and the conditions in clause (ii) in the definition of Ending Level are satisfied, the Trading Day on which the Calculation Agent determines those conditions are satisfied, subject to the occurrence of an Index Market Disruption Event as described under “— Market Disruption Events — Index Market Disruption Event” beginning on page S-48;

(iv)        if you elect to have UBS redeem your Securities and the 2,000,000 Securities or 2:00 p.m. (New York City time) conditions in clause (ii) in the definition of Ending Level are not satisfied, the scheduled Trading Day following the timely receipt of all your required documentation and settlement instructions, subject to the occurrence of an Index Constituent Market Disruption Event as described under “— Market Disruption Events — Index Constituent Market Disruption Event” beginning on page S-49; and

(v)        if the Securities are subject to an Early Redemption Event, the “Valuation Date” will be that Trading Day on which the Calculation Agent is scheduled to complete the computation of the Ending Level as set forth under “Acceleration Upon Early Redemption — Early Redemption Event Ending Level Determination Schedule” on page S-44, subject to the occurrence of an Index Constituent Market Disruption Event as described under “— Market Disruption Events — Index Constituent Market Disruption Event” beginning on page S-49.

If an Early Redemption Event occurs prior to the first Averaging Date associated with the Maturity Date or Call Settlement Date or a Valuation Date associated with a Redemption Date, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

Cash Settlement Amount on the Maturity Date

On the Maturity Date, you will receive a cash payment per Security equal to the amount set forth above under “— Cash Settlement Amount”.

The “Maturity Date” will be the third Trading Day following the Final Valuation Date, which is scheduled to be June 13, 2022, and subject to adjustment as described below under “— Market Disruption Events.”

Specific Terms of the Securities

If an Early Redemption Event occurs prior to the first Averaging Date associated with the Maturity Date, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

Early Redemption at the Option of the Holders

You may elect to require UBS to redeem your Securities (subject to a minimum redemption amount of at least 50,000 Securities) on any Trading Day during the Optional Redemption Period. If you elect to have your Securities redeemed and have done so under the redemption procedures described below under “—Redemption Procedures,” you will receive payment for your Securities on the Redemption Date. Upon your exercise of the your right to require UBS to redeem your securities, there will be a Redemption Fee payable. If you redeem your Securities, you will receive a cash payment per Security equal to the amount set forth above under “— Cash Settlement Amount”. We will inform you of such Redemption Amount on the first Business Day preceding the Redemption Date (as defined below). You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

The “Optional Redemption Period” means the period from, and including, the first Business Day following the Initial Settlement Date to, and including the earlier of the occurrence of an Early Redemption Event and four scheduled Trading Days prior to the Final Valuation Date or, if earlier, the Call Settlement Date. You may only elect to redeem your Securities during the Optional Redemption Period.

The Securities will be redeemed and the holders will receive payment for their Securities on the third Business Day following the applicable Valuation Date (the “Redemption Date”). If a Market Disruption Event is continuing or occurs on the applicable scheduled Valuation Date with respect to the Index or any of the Index Constituents, as applicable, such Valuation Date may be postponed as described under “— Market Disruption Events.”

The Redemption Amount paid on optional early redemption is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the optional early redemption feature in this manner.

If an Early Redemption Event occurs prior to a Valuation Date associated with a Redemption Date for the Securities, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

For the avoidance of doubt, an optional early redemption is not the same as UBS making a secondary market in the Securities.

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment.”

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Trading Day you wish to be the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

Specific Terms of the Securities

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 2:00 p.m. (New York City time) on the same day; provided that if the signed notice of redemption is delivered after 2:00 p.m. but prior to 5:00 p.m. (New York City time), the applicable Valuation Date will be the following Trading Day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities for settlement on the applicable Redemption Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the applicable Trading Day, your notice will not be effective, you will not be able to receive payment for your Securities until the following Redemption Date and your broker will need to complete all the required steps if you should wish to receive payment for your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

The Calculation Agent will resolve any questions that may arise as to the validity of a notice of redemption and the timing of receipt of a notice of redemption or as to whether and when the required deliveries have been made. Notwithstanding the foregoing, the Calculation Agent may waive the notice of redemption and confirmation of redemption (but not the 2:00 p.m. or 5:00 p.m. (New York City deadlines) (so long as appropriate documentation and custodial arrangements exist with respect to the requesting beneficial owner satisfactory UBS Securities LLC). Any such requests should be e-mailed to UBS Securities LLC at OL-EarlyRedemption@ubs.com. Until UBS Securities LLC affirmatively responds to such a waiver such requests will be deemed null and void.

UBS Call Right

We have the right to redeem all, but not less than all, of the issued and outstanding Securities upon not less than ten calendar days’ prior notice to the holders of the Securities, such redemption to occur on any Trading Day that we may specify on or after June 8, 2014 through and including the fourth scheduled Trading Day preceding the Final Valuation Date. The day we redeem your Securities is referred to as the “Call Settlement Date”.

In the event UBS exercises this right, you will receive a cash payment per Security on the relevant Call Settlement Date equal to the amount set forth above under “— Cash Settlement Amount”. Upon exercise of the UBS Call Right, there will be no Redemption Fee payable. We will inform you of such Cash Settlement Amount on the first Business Day preceding the Call Settlement Date.

If an Early Redemption Event occurs on or after the Call Notice Date and prior to the first Averaging Date on which the Calculation Agent commences determining Ending Level, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

Acceleration upon Early Redemption Event

General

If at any time (including any intraday level) (i) the Index Level is less than the Early Redemption Level or (ii) the Intraday Indicative Value of the Securities is $5.00 or less (in each case, an “Early Redemption Event” and such

Specific Terms of the Securities

day, the “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by UBS, and you will receive a cash payment on the Acceleration Settlement Date equal to the amount set forth above under “— Cash Settlement Amount”. On acceleration due to an Early Redemption Event, there will be a Redemption Fee payable.

The “Early Redemption Level” is 384.6970, which is 70% of the Starting Level, subject to adjustment in the case of a Rebalance Event as described below under “— Rebalance Event.”

The “Acceleration Settlement Date” will be the third Business Day following the Acceleration Date.

After your Securities are redeemed pursuant to an Early Redemption Event, no further amounts will be owed to you under the Securities.

If an Early Redemption Event occurs prior to the first Averaging Date associated with the Maturity Date or Call Settlement Date or a Valuation Date associated with a Redemption Date, the applicable Valuation Date and Ending Level will be determined in accordance with the Early Redemption Event provisions.

The Cash Settlement Amount upon an Early Redemption Event will be substantially less than your initial investment and may even be zero. In addition, the Cash Settlement Amount following an Early Redemption Event is reduced by an Index Adjustment Factor, a Redemption Fee and, if applicable, a Reduction Fee upon a Rebalance Event that reduces the overall return (or increases the loss) of the Securities. Moreover, the occurrence of an Early Redemption Event will cut off your ability to participate in any recovery of the Index subsequent to the Early Termination Event.

Early Redemption Event Ending Level Determination Schedule

This “Early Redemption Event Ending Level Determination Schedule” is used to set the time interval for determining the Index Constituent VWAP upon an Early Redemption Event. Generally, the first VWAP period begins at the time that the Early Redemption Event occurs (the “Event Time”) and ends on the market close on the first day T. Any second VWAP period begins on the market open on day T+1 and ends at the time indicated in the chart below. The Index Constituent VWAP is determined by taking the weighted average of these volume weighted average prices.

Event Time: Time (t) of day (T) when Index Level crosses below Early Redemption Level (New York City time)	First VWAP Period: Weight of VWAP (or closing Index Level as indicated) on Day T	Second VWAP Period: Weight of VWAP on Day T+1 and ending time (New York City time)
Occurs after 09:30 a.m., but on or before 12:00 p.m.	100%	0%
Occurs after 12:00 p.m., but on or before 1:00 p.m.	80%	20% ending at 11:00 a.m.
Occurs after 1:00 p.m., but on or before 2:00 p.m.	60%	40% ending at 12:00 p.m.
Occurs after 2:00 p.m., but on or before 3:00 p.m.	40%	60% ending at 1:00 p.m.
Occurs after 3:00 p.m., but before 3:40 p.m.	20% based on the closing Index Level	80% ending at 1:00 p.m.
Occurs on or after 3:40 p.m.	0%	100% ending at 2:00 p.m.

Specific Terms of the Securities

Rebalance Event

If at any time (including any intraday level) on a Trading Day prior to and including the fourth Trading Day preceding the Final Valuation Date, the Index Level is less than the Rebalance Trigger and an Early Redemption Event has not occurred (a “Rebalance Event” and the related Trading Day on which it occurs, the “Rebalance Date”):

(i)	as of the occurrence of the Rebalance Event, the Securities will be adjusted with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event;

(ii)

the Cash Settlement Amount will thereafter be computed on a daily basis and will be referred to as the “Adjusted Cash Settlement Amountt” (until and if another Rebalance Event occurs when the formula will be again adjusted); and

(iii)	the Calculation Agent will compute Adjusted Cash Settlement Amount and make the following adjustments to the Early Redemption Level and Rebalance Trigger.

The “Rebalance Trigger” means 439.6538, which is 80% of the Starting Level. The Rebalance Trigger will be adjusted upon the occurrence of a Rebalance Event as described below.

The “Adjusted Cash Settlement Amountt” means an iterative calculation done every day (t) prior to and including the Final Valuation Date equal to (i) the Reference Levelt-1 multiplied by (ii) (a) the sum of 1.0 plus (b) the Effective Leverage Factort-1 multiplied by (c) (x) the ratio of the Index Levelt to the Index Levelt-1 minus (y) 1.0 less (iii) $25 multiplied by the Leverage Factor multiplied by the Index Adjustment Factor minus (iv) the Redemption Fee, if you elect to have UBS redeem your securities or if an Early Redemption Event occurs.

Expressed as a formula:

Adjusted Cash Settlement Amountt = Reference Levelt-1 ×	(1 + Effective Leverage Factort-1 ×	(	Index Levelt Index Levelt-1	– 1) –

($25 × Leverage Factor × Index Adjustment Factor) ) – Redemption Fee, if applicable

Where:

“Reference Levelt” means an iterative calculation done every day (t) prior to and including the Final Valuation Date, equal to (i) Reference Levelt-1 multiplied by (ii) (a) 1.0 minus the Reduction Fee plus (b) the Effective Leverage Factort-1 multiplied by (Index Levelt / Index Levelt-1) – 1. On the Initial Trade Date, the Reference Levelt-1 equals $25.

Expressed as a formula:

Reference Leveltt = Reference Levelt-1 ×	(1 – Reduction Fee + Effective Leverage Factort-1 ×	(	Index Levelt Index Levelt-1	– 1)	)

Notwithstanding the forgoing, Reference Levelt will remain fixed at a level equal to Reference Levelt computed as of: (i) the Trading Day preceding the first Averaging Date in the case of the Maturity Date or upon exercise of the UBS Call Right and (ii) the Trading Day preceding the Trading Day on which the Early Redemption Event occurs in the case of an Early Redemption Event.

“Effective Leverage Factort-1” means an iterative calculation done every day (t) prior to and including the Final Valuation Date, equal to the product of (i) (a) $25 × Leverage Factor × Deleverage Factorn divided by (b) the Starting Level multiplied by (ii) Index Levelt-l divided by Reference Levelt-1. As of the Initial Trade Date, Effective Leverage Factort-1 is 200%.

Specific Terms of the Securities

Expressed as a formula:

Effective Leverage Factort-1	=	($25 × Leverage Factor × Deleverage Factorn) Starting Level	×	Index Levelt-1 Reference Levelt-1

Notwithstanding the forgoing, Effective Leverage Factort-1 will remain fixed at a level equal to Effective Leverage Factort-1 computed as of: (i) on the Trading Day which is the first Averaging Date in the case of the Maturity Date or upon exercise of the UBS Call Right and (ii) on the Trading Day on which the Early Redemption Event occurs in the case of an Early Redemption Event.

“Deleverage Factor” means 0.75.

“n” means the total number of Rebalance Events from and including the Initial Trade Date to and including the current Rebalance Date. For the avoidance of doubt, “n” is zero on the Initial Trade Date.

“Index Levelt” means the closing Index Level as of any Trading Day (t), provided that (i) for the Maturity Date or upon exercise of the UBS Call Right, on each of the Averaging Dates, Index Levelt means the average of the closing Index Levels determined for the three preceding scheduled Trading Days ending on and including the applicable Valuation Date, (ii) on exercise of your right to require UBS to redeem your Securities, Index Levelt means the closing Index Level on the Valuation Date that the redemption conditions are met, or alternatively, the Index Constituent VWAP for the Trading Day that follows satisfaction of the redemption conditions, as further described under “Specific Terms of the Securities – Early Redemption at the Option of the Holders”; or (iii) if an Early Redemption Event occurs, Index Levelt means the closing Index Level or Index Constituent VWAP for the designated time intervals specified under “Specific Terms of the Securities — Acceleration upon Early Redemption Event — Early Redemption Event Ending Level Determination Schedule.” In all cases the computation of Index Levelt may be delayed upon to the occurrence of a Market Disruption Event.

“Index Levelt-1” means the closing Index Level as of the Trading Day preceding Trading Day (t), provided that (i) for the Maturity Date or upon exercise of the UBS Call Right, Index Levelt-1 means the closing Index Level on the Trading Day preceding the first Averaging Date or (ii) if an Early Redemption Event occurs, Index Levelt-1 means the closing Index Level on the Trading Day preceding the Trading Day on which the Early Redemption Event occurs. In all cases the computation of Index Levelt-1 may be delayed upon to the occurrence of a Market Disruption Event.

The “Reduction Fee” is equal to $0.0125 on a Rebalance Date, and otherwise is equal to 0.

The Leverage Factor, Ending Level, and Index Adjustment Factor will continue to be computed in the same manner as previously described.

The Calculation Agent will make the following adjustments effective the closing time on the same Trading Day if the Rebalance Event occurs on or prior to 2:00 p.m. (New York City time) and the closing time on the following scheduled Trading Day if the Rebalance Event occurs after 2:00 p.m. (New York City time):

The Early Redemption Level will be reset by multiplying the previous Rebalance Trigger by 70%.

The Rebalance Trigger will be reset by multiplying the previous Rebalance Trigger by 80%.

Rebalance events can occur successively; that is the Index can fall to the initial Rebalance Trigger and be reset per the provisions above; the Index can then fall further to the reset Rebalance Trigger and the Calculation Agent will reset it again per the provisions above. There is no limit to the amount of Rebalance Events that can occur.

Notwithstanding the foregoing, if a Rebalance Event occurs on or after 2:00 p.m. (New York City time) on a given Trading Day and another Rebalance Event occurs after 2:00 p.m. (New York City time) on the following Trading Day (or would have occurred based on that day’s recomputed Rebalance Trigger), that subsequent Rebalancing Event will be null and void.

Specific Terms of the Securities

In addition, if a Rebalance Event occurs (i) on or after any Trading Day on which the Calculation Agent commences determining the Ending Level with respect to the Maturity Date, Call Date or Acceleration Date, the Rebalancing Event will be null and void or (ii) with respect to an early redemption at your option on a day which the Calculation Agent has commenced determining the Ending Level, the Rebalancing Event will be null and void for the Securities being redeemed.

Rebalance Events can occur multiple times. Each Rebalance Event will have the effect of deleveraging your Securities with the aim of resetting the then-current leverage to approximately 2.0 based on the closing Index Level as of the date of the Rebalance Event. That is, a constant percentage increase in the Index Level will have a lesser positive effect on the value of your Securities relative to before the Rebalance Event. This also means that you would not recover your investment even should the Index Level increase back to its Starting Level. In addition, each time a Rebalance Event occurs, you will incur a $0.0125 fee per Security. This fee will reduce the amount of your return (or increase your loss) on the Maturity Date, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, the UBS Call Right or acceleration due to an Early Redemption Event.

Calculation Agent

UBS Securities LLC will act as the Calculation Agent (the “Calculation Agent”). The Calculation Agent will determine, among other things, the Index Factor, computations concerning Rebalance Events, if any, the Index Adjustment Factor, the Redemption Fee, if any, the Cash Settlement Amount, if any, that we will pay you at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event, based on the relevant Index Levels calculated by the Index Calculation Agent, as adjusted, and whether any day is a Business Day or Trading Day. The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Calculation Agent will be final and binding on you and on us, without any liability on the part of the Calculation Agent. We may appoint a different Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event, on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, the Call Settlement Date, the Acceleration Settlement Date or any Redemption Date, as applicable.

All dollar amounts related to determination of the Index Adjustment Factor, the Cash Settlement Amount to be paid at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event, computations concerning Rebalance Events, if any, and Redemption Fee, if any, per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Index Market Disruption Event and Index Constituent Market Disruption Event are referred to together, as “Market Disruption Events”.

Specific Terms of the Securities

Index Market Disruption Event

When the Calculation Agent determines the Ending Level by reference to the closing Index Level, the following terms relating to Index Market Disruption Events will apply.

As described above, Valuation Dates may be postponed, and thus the determination of the Ending Level may be postponed if the Calculation Agent determines that, on or during the applicable scheduled Trading Day on which the Ending Level is determined (or, if there are multiple scheduled Trading Days, each an “Averaging Date”), an Index Market Disruption Event has occurred or is continuing for the Index. If such a postponement occurs, the Calculation Agent will use the closing Index Level when the Index Market Disruption Event ceases to exist. Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute an Index Market Disruption Event, the Calculation Agent may waive its right to postpone the applicable Valuation Date, if it determines that one or more of the events below has not and is not likely to materially impair its ability to determine the closing Index Level. In no event, however, will the determination of the Ending Level as described in this section be postponed by more than eight scheduled Trading Days.

To the extent the Calculation Agent determines the Ending Level on one scheduled Trading Day, if the determination of the Ending Level is postponed to the last possible day, but an Index Market Disruption Event for the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Ending Level for such Index will be determined by the Calculation Agent. In such an event, the Calculation Agent will make an estimate of the Ending Level that would have prevailed in the absence of the Index Market Disruption Event.

To the extent the Calculation Agent determines the Ending Level by reference to Averaging Dates, and an Index Market Disruption Event has occurred, the Averaging Date for the Index shall be the first succeeding Valid Date. If the first succeeding Valid Date in respect of the Index has not occurred as of the close of trading on the eighth scheduled Trading Day immediately following the original date that, but for the occurrence of another Averaging Date or Index Market Disruption Event, would have been the final Averaging Date in relation to the relevant Valuation Date, then (1) that eighth scheduled Trading Day shall be deemed to be the Averaging Date (irrespective of whether that eighth scheduled Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the closing Index Level for that Averaging Date as specified above.

“Valid Date” shall mean a scheduled Trading Day on which an Index Market Disruption Event has not occurred and which is not a Trading Day or otherwise scheduled to be an Averaging Date.

Any of the following will be an Index Market Disruption Event, in each case as determined by the Calculation Agent:

•	a termination, suspension, absence or material limitation of trading in a material number of Index Constituents in the applicable market or markets;

•

a termination, suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituents in the primary market or markets for those options or contracts;

•

any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of Index Constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or a material number of Index Constituents in the primary market or markets for those options or contracts;

•	the Index is not published, and the Calculation Agent elects not to recompute the Index level, as described below under “Index Recomputation”; or

Specific Terms of the Securities

•

any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to create, unwind or maintain all or a material portion of a hedge with respect to your Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituents are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be Index Market Disruption Events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index, in any Index Constituent stocks, or in any futures contract on the Index.

A Market Disruption Event for a particular offering of the Securities will not necessarily be a Market Disruption Event for any other offering of the Securities.

Index Recomputation

In the event that the Index is not published at any time on any scheduled Trading Day during the term of the Securities, the Calculation Agent may calculate the level of the Index in accordance with the formula for and method of calculating such Index last in effect prior to the disruption in publishing of the Index.

Index Constituent Market Disruption Event

When the Calculation Agent determines the Ending Level by reference to the Index Constituent VWAP with respect to any scheduled time interval (the “Scheduled VWAP Period”), the following terms relating to Index Constituent Market Disruption Events will apply. If an Index Constituent Market Disruption Event has occurred for two or more hours during the Scheduled VWAP Period with respect to one or more Index Constituents (the “Disrupted Time Interval” and the related Index Constituents, the “Affected Index Constituents”), the Calculation Agent may postpone the determination of the Ending Level. Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute an Index Constituent Market Disruption Event, the Calculation Agent may waive its right to postpone the determination of the Starting Level or Ending Level, if it determines that one or more of the events below has not and is not likely to materially impair its ability to determine the Index Constituent VWAP. In no event, however, will the determination of the Index Constituent VWAP as described in this section be postponed by more than three scheduled Trading Days.

Should the Calculation Agent elect to postpone the determination of the Ending Level, the total duration of the Disrupted Time Interval will be tacked or stapled on to the following Trading Day on which there is no Index Constituent Market Disruption Event and the Calculation Agent will continue determining Index Constituent VWAP for the Disrupted Time Interval on to the following Trading Day or days on which there is no Index Constituent Market Disruption Event. The Calculation Agent will compute the Index Constituent VWAP based on a differing weightings associated with the volume weighted average prices determined on each relevant Trading Day based on the duration of the Disrupted Time Interval and the volume, historical trading patterns and price of the Affected Index Constituent.

In no event, however, will the determination of the Index Constituent VWAP be postponed by more than three scheduled Trading Days. If the determination of the Index Constituent VWAP is postponed to the last possible

Specific Terms of the Securities

day, but a Market Disruption Event for the Affected Index Constituent occurs or is continuing on that day, that day will nevertheless be the date on which the Index Constituent VWAP for such Affected Index Constituent will be determined by the Calculation Agent. In such an event, the Calculation Agent will make an estimate of the price that would have prevailed in the absence of the Index Constituent Market Disruption Event and the Calculation Agent will use that estimate to compute Affected Index Constituent VWAP, weighted as described above.

For the avoidance of doubt, an Index Constituent Market Disruption Event for an affected Index Constituent will not necessarily be a Market Disruption Event for another Index Constituent. If, on any Index Constituent determination date, no Index Constituent Market Disruption Event with respect to a particular Index Constituent occurs or is continuing, then the determination of the Index Constituent VWAP will be made on the originally scheduled Index Constituent determination date, irrespective of the occurrence of an Index Constituent Market Disruption Event with respect to one or more of the other Index Constituents.

Any of the following will be an Index Constituent Market Disruption Event with respect to a particular Index Constituent related to a particular offering of the Securities, in each case as determined by the Calculation Agent:

•	a suspension, absence or material limitation of trading in the Index Constituent in the primary market for such equity;

•	a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Index Constituent; or

•

in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in the Index Constituents generally.

For the avoidance of doubt, for any offering of the Securities, a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the Index Constituents in the primary market for those contracts by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts,

will constitute an Index Constituent Market Disruption Event relating to such Index Constituent.

For this purpose, for any offering of the Securities, an “absence of trading” in option or futures contracts, if available, relating to the Index Constituents will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be Index Constituent Market Disruption Events:

•

a limitation on the hours or numbers of days of trading in the Index Constituents (as the case may be) in the primary market for such Index Constituent, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the option or futures contracts relating to the Index Constituents.

Specific Terms of the Securities

An Index Constituent Market Disruption Event for a particular offering of the Securities will not necessarily be an Index Constituent Market Disruption Event for any other offering of the Securities.

Determination of the 3-Month USD LIBOR

For the purposes of calculating the Index Adjustment Factor, the 3-Month USD LIBOR will be, during the Interest Rate Period, the London interbank offered rate (British Banker’s Association) for three month deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on the day that is two LIBOR business days prior to the last day of the prior Interest Rate Period.

If the 3-Month USD LIBOR cannot be determined as described above as of any date of determination, the 3-Month USD LIBOR for such date of determination will be determined on the basis of the rates at which three month deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time to prime banks in the London interbank market for a period commencing as of such date in a representative amount. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two of those quotations are provided, the 3-Month USD LIBOR for that date of determination will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the 3-Month USD LIBOR for such date of determination will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, as of such date for loans in U.S. dollars to leading European banks for a period commencing as such date and in a representative amount. If fewer than two banks selected by the Calculation Agent provide quotes as described above, the 3-Month USD LIBOR for that date of determination will be determined by the Calculation Agent.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium-Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Specific Terms of the Securities

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “Due Date”) and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the Due Date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the scheduled two Business Day objection period for the last default quotation period. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Specific Terms of the Securities

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

If any Index Calculation Agent permanently discontinues publication of the Index or the Intraday Index and the Index Calculation Agent or any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to that index and approves the substitute index as a successor index, then that successor index will be deemed to be the applicable Index or Intraday Index for all purposes relating to the Securities, including for purposes of determining the occurrence of an Early Redemption Event or calculating the Cash Settlement Amount.

If the Calculation Agent determines that the publication of the Index or Intraday Index has been permanently discontinued and that there is no successor index on any date when the level of such Index or Intraday Index is required to be determined, the Calculation Agent may calculate the level of the Index in accordance with the formula for and method of calculating such Index last in effect prior to the disruption in publishing of the Index.

If the Calculation Agent determines that any Index Constituents or the method of calculating the Index or Intraday Index has been changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the Index Constituents or of the futures contracts on such Index or Intraday Index and whether the change is made by the Index Calculation Agent under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent stocks or their issuers, as applicable, or is due to any other reason — that causes the Index or Intraday Index not to fairly represent the level of that Index or Intraday Index had such changes not been made or that otherwise affects the calculation of the level of the affected index, Index Return, Starting Level, Ending Level, Early Redemption Level, Rebalance Trigger, the Cash Settlement Amount or any other variable relating to the Securities, then the Calculation Agent may make adjustments in this method of calculating that index that it believes are appropriate to ensure that the index level used to determine these variables are equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the level of the affected index and the amount payable on the Maturity Date, Call Settlement Date, Acceleration Settlement Date, Redemption Date or otherwise relating to the Index Level will be made by the Calculation Agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, on exercise of your right to require UBS to redeem your Securities on any Redemption Date, on exercise of the UBS Call Right or on acceleration due to an Early Redemption Event, will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Trading Day

When we refer to a Trading Day with respect to the Securities, we mean a Business Day on which trading is generally conducted on the primary exchange(s) for the Index Constituents, as determined by the Calculation Agent.

Business Day

When we refer to a Business Day or a New York Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Specific Terms of the Securities

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Face Amount of the outstanding Securities of the class, plus the aggregate Face Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering. We intend to comply with the requirements under the Treasury regulations governing “qualified reopenings” and we will therefore treat any additional offerings of the Securities as part of the same issue as the Securities for U.S. federal income tax purposes. Accordingly, for purposes of the Treasury regulations governing original issue discount on debt instruments, we will treat any additional offerings of the Securities as having the same original issue date, the same issue price and, with respect to holders, the same adjusted issue price as the Securities.

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on the Index Constituents or the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of Index Constituents or other securities of issuers of the Index Constituents,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituents,

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of any of the Index Constituents, listed or over-the-counter options or futures on the Index Constituents or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-19 for a discussion of these adverse effects.

Certain U.S. Federal Income Tax Consequences

The following is a general description of certain United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you are the original investor in the Securities who purchases your Securities at their issue price for cash and you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

➢	a bank or other financial institution,

➢	a regulated investment company or a real estate investment trust,

➢	a life insurance company,

➢	a tax-exempt organization including an individual retirement account or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively,

➢	a person that owns Securities as part of a straddle, hedging conversion transaction for tax purposes, or who enters into a “constructive sale” or “wash sale” with respect to the Securities,

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF

Certain U.S. Federal Income Tax Consequences

YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

Tax Treatment of the Securities

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated (and subject to the discussion below under “Alternative Treatments” in respect of any rebalancing or alternative treatment of dividend amounts included in the calculation of the level of the Index), you should generally not accrue any income with respect to the Securities during the term of the Securities prior to any sale or exchange of the Securities and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

If the Securities have a term greater than one year, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your

Certain U.S. Federal Income Tax Consequences

Securities. You would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

Similarly, if the Securities have a term of one year or less, it is possible that the Securities could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the components of the Index (subject to a non-recourse loan incurred by you), (ii) you should be required to recognize taxable gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) upon any Rebalance Event, change, rollover or rebalancing of the components of the Index or resetting the leverage ratio, (iii) any gain or loss that you recognize upon the exchange or maturity of the Securities should be treated as ordinary gain or loss, (iv) you should be required to accrue interest income over the term of your Securities, or (v) you should be required to include in ordinary income an amount equal to any increase in the Index or that is attributable to ordinary income that is realized in respect of the Index Constituents (such as the dividend component of the Index). It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize gain or loss as if the Securities or the relevant portion of the Securities had been sold for fair market value). You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

If one or more entities included in the Index are treated as a ‘pass-thru entity,’ including, for example, a real estate investment trust (“REIT”), a regulated investment company, such as an exchange traded fund (“ETF”), or other “pass-thru entity,” it is possible that the constructive ownership rules of Section 1260 of the Code may apply to your Securities. In such case, a portion of any long-term capital gain recognized by a U.S. holder with respect to the Securities that relates to such pass-thru entity might be recharacterized as ordinary income and subject to an interest charge. Accordingly, you should consult your tax advisor regarding the possible application of the constructive ownership rules to an investment in the Securities.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat the amount attributable to the Index Adjustment Factor, the Redemption Fee or Reduction Fee as separate investment expenses. The deduction of any such deemed expenses would generally be subject to a 2% floor on miscellaneous itemized deductions applicable to an investor who is an individual, trust or estate. Such amount would correspondingly increase the amount of gain and income or decrease the amount of loss that you recognize with respect to you Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable

Certain U.S. Federal Income Tax Consequences

Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets. Under recently enacted legislation, United States holders that are individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of $50,000 (or in some cases a higher threshold) may be required to file information with respect to such assets with their U.S. federal income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. “Specified foreign financial assets” include stock or other securities issued by foreign persons and any other financial instrument or contract that has an issuer or counterparty that is not a U.S. person. Individuals that fail to provide such information are subject to a penalty of $10,000 for the taxable year. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Unrelated Business Taxable Income

Tax-exempt entities (including individual retirement accounts and qualified pension or profit-sharing plans) generally are subject to federal income tax on their “unrelated business taxable income” (“UBTI”). Generally, UBTI is taxed at the regular trust (or, in the case of certain entities, corporate) U.S. federal income tax rates. UBTI is defined generally as any gross income derived by a tax-exempt entity from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. Section 512(b) of the Code provides that interest, dividends, dividend equivalents from certain securities loans, certain option premium, gain from the sale of property that is not held for sale to customers in the ordinary course of business and certain other types of income (to the extent not derived from debt-financed property) generally are not treated as UBTI. However, such investment income earned from property that is debt-financed constitutes UBTI. To the extent income and gain from the Securities are treated solely as capital gain and the Securities are not themselves treated as unrelated debt-financed property giving rise to “unrelated debt-finance income” (“UDFI”), income and gain from the Securities should not constitute UBTI as long as a tax-exempt entity itself does not incur debt to acquire or hold the Securities. Given the uncertainty regarding the treatment of the Securities, the Internal Revenue Service could asset that all or a portion of income or gain from the Securities constitutes UBTI, including possibly treating the Securities themselves as debt-financed property (because of the leverage factor or the index adjustment factor) giving rise to UDFI regardless of whether a tax-exempt entity incurs acquisition indebtedness with respect to the Securities or treating the adjustments to the Index attributable to dividends from component stocks of the Index as items of ordinary income that are not specifically excluded for UBTI. Tax-exempt entities (including individual retirement accounts and qualified plans) should consult their tax advisors with respect to the potential for realizing UBTI from an investment in the Securities.

Certain U.S. Federal Income Tax Consequences

Backup Withholding and Information Reporting.

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

➢

payments of principal and interest on the Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

➢	the payment of the proceeds from the sale of the Securities effected at a United States office of a broker.

➢	backup withholding will apply to such payments if you are a noncorporate United States holder that:

➢	fails to provide an accurate taxpayer identification number,

➢	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

➢	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of the Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

➢	the proceeds are transferred to an account maintained by you in the United States,

➢	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

➢	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of the Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

➢	a United States person,

➢	a controlled foreign corporation for United States tax purposes,

➢	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

➢	a foreign partnership, if at any time during its tax year:

➢	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

➢	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders

If you are not a United States holder and subject to recently proposed regulations under Section 871(m) of the Code (as discussed below), we do not intend to withhold for 30 percent United States withholding tax with respect to payments on your Securities and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN and the Securities are characterized as pre-paid derivative contracts. Under certain alternative U.S. federal income tax characterizations of the Securities, amounts attributable to the dividend component of the

Certain U.S. Federal Income Tax Consequences

Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. Moreover, as discussed above, the IRS is studying whether non-U.S. persons should be subject to withholding on any deemed income accruals on certain derivative contracts and the IRS could issue guidance that could cause certain payments made on the Securities to be subject to U.S. federal income tax withholding.

We will not attempt to ascertain whether any component of the Index would be treated as “United States real property holding corporation” (“USRPCH”), within the meaning of Section 897 of the Code. If a component of the Index were so treated, certain adverse U.S. federal income tax consequences could possible apply to non-U.S. holders. You should refer to information filed with the SEC with respect to each index component and consult your tax advisor regarding the possible consequences to you, if any, if any component of the Index is or becomes a USRPHC.

Possible Alternative Treatments. If the securities are treated as indebtedness, any income from the securities will not be subject to U.S. federal withholding or income tax if (i) you have provided a properly executed IRS Form W-8BEN and (ii) any income from the securities is not effectively connected with your conduct of a trade or business in the United States.

As described above under “Alternative Treatments,” in 2007 Treasury and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

Possible Application of Section 871(m) of the Internal Revenue Code. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code that could ultimately require all or a portion of the amounts you receive upon sale or maturity of your Securities after December 31, 2012 to be treated as a “dividend equivalent” payment that is subject to withholding at a rate of 30% (or a lower rate under an applicable treaty).

Because the redemption amount is determined in part by reference to the Index, the performance of which depends in part on dividends paid by companies included in the Index, the recently proposed regulations under Section 871(m) of the Code might apply to the securities. In addition, while significant aspects of the application of these proposed regulations are uncertain, we may be required to withhold on amounts with respect to the Securities to the extent that payments on the Securities are contingent upon or adjusted to reflect any extraordinary dividend paid with respect to the U.S. common stocks included in the Index or if you purchased the Notes on or after the announcement of, and prior to the ex-dividend date for, a special dividend (a nonrecurring payment that is in addition to any regular dividend) with respect to a U.S. common stock included in the Index. These proposed regulations generally would impose a withholding tax at a rate of 30%, subject to reduction under an applicable treaty, on amounts, attributable to U.S.-source dividends, that are paid or “deemed paid” after December 31, 2012 on certain financial instruments. While significant aspects of the application of these proposed regulations to the securities are uncertain, if these proposed regulations were finalized in their current form, we (or other paying agents) might determine that withholding is required with respect to the securities held by a non-U.S. holder. We could require you to make certifications prior to maturity of the Securities in order to prevent or minimize withholding, and we could be required to withhold accordingly if such certifications were not received or were not satisfactory. If withholding is so required, we would not pay any additional amounts on account of any such withholding tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the Securities when these regulations are finalized and regarding any other possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities and related transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding or conversion of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase, holding and disposition of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase, holding and disposition under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code

Benefit Plan Investor Considerations

or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $51,153,750 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of the Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Index Adjustment Factor. We are not, however, obliged to, and may not, sell the full aggregate principal amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-55, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: OL-EarlyRedemptions@ubs.com

Subject: Notice of Early Redemption, CUSIP No. 90267L508

[BODY OF EMAIL]

Name of broker: [    ]

Name of beneficial holder: [    ]

Number of Securities to be redeemed: [    ]

Applicable Valuation Date: [    ], 20[    ]*

Broker Contact Name: [    ]

Broker Telephone #: [    ]

Broker DTC # (and any relevant sub-account): [    ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Trading Day the undersigned wishes the applicable Valuation Date to occur; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 2:00 p.m. (New York City time) on the same day the notice of redemption is delivered (provided that if the signed notice of redemption is delivered after 2:00 p.m. but prior to 5:00 p.m. (New York City time, the Valuation Date will be the following Trading Day); (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Selected Risk Considerations – Your redemption election is irrevocable” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Email: OL-EarlyRedemptions@ubs.com

To UBS US Equity Derivatives:

The holder of UBS AG $200,000,000 FI Enhanced Big Cap Growth ETN due June 13, 2022, CUSIP No. 90267L508, redeemable for a cash amount based on the Index (the “Securities”) hereby irrevocably elects to receive, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the Redemption Amount as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Name:

Title:

Telephone:

Fax:

E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to receive the Redemption Amount on any Redemption Date.)

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement
Prospectus Supplement Summary	S-1
Hypothetical Examples	S-12
Risk Factors	S-19
Russell 1000® Growth Index Total Return and Russell 1000® Growth Index	S-28
Valuation of the Index and the Securities	S-36
Specific Terms of the Securities	S-38
Use of Proceeds and Hedging	S-55
Certain U.S. Federal Income Tax Consequences	S-56
Benefit Plan Investor Considerations	S-62
Supplemental Plan of Distribution	S-64

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Information	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Ratio of Earnings to Fixed Charges	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
Capitalization of UBS	7
UBS	8
Use of Proceeds	10
Description of Debt Securities We May Offer	11
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Validity of the Securities	78
Experts	78

  $200,000,000 UBS AG FI   Enhanced Big Cap Growth   ETN due June 13, 2022

Amendment No. 1 to the Prospectus Supplement dated September 28, 2012 (To Prospectus dated January 11, 2012)

UBS Investment Bank